                                                                                                Exhibit T3C-2

WCI STEEL, INC.,

as Issuer

and

WILMINGTON TRUST COMPANY,

as Trustee

INDENTURE

Dated as of May 1, 2006

$100,000,000

8% Senior Secured Notes
due 2016

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08; 7.10; 12.02
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06
(c)	7.06; 12.02
(d)	7.06
314(a)	4.07; 4.09; 12.02
(b)	10.02
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	10.03
(e)	12.05
(f)	N.A.
315(a)	7.01(b)
(b)	7.05; 12.02
(c)	7.01(a)
(d)	7.01(c)
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	12.01
(c)	12.01
N.A. means Not Applicable

NOTE: This Cross -Reference Table shall not, for any purpose, be deemed to be a part of the Indenture.

i

TABLE OF CONTENTS

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.	Definitions.	1
SECTION 1.02.	Incorporation by Reference of TIA.	19
SECTION 1.03.	Rules of Construction.	19

ARTICLE TWO

THE NOTES

ARTICLE THREE

REDEMPTION

ARTICLE FOUR

COVENANTS

SECTION 4.01.	Payment of Notes.	31

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01.	When Company May Merge, Etc.	44
SECTION 5.02.	Successor Corporation Substituted.	46

ARTICLE SIX

DEFAULT AND REMEDIES

ARTICLE SEVEN

TRUSTEE

ARTICLE EIGHT

DISCHARGE OF INDENTURE; DEFEASANCE

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01.	Without Consent of Holders.	62
SECTION 9.02.	With Consent of Holders.	62
SECTION 9.03.	Compliance with TIA.	64
SECTION 9.04.	Revocation and Effect of Consents.	64
SECTION 9.05.	Notation on or Exchange of Notes.	64
SECTION 9.06.	Trustee To Sign Amendments, Etc.	64

ARTICLE TEN

COLLATERAL DOCUMENTS

ARTICLE ELEVEN

APPLICATION OF TRUST MONEYS

ARTICLE TWELVE

MISCELLANEOUS

Exhibit A - Form of Note

Note : This Table of Contents shall not, for any purpose, be deemed to be part of the Indenture.

v

INDENTURE, dated as of May 1, 2006, by and between WCI STEEL, INC., a Delaware corporation (the “Company”), as issuer, and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as Trustee (the “Trustee”).

The Company has duly authorized the creation of an issue of 8% Senior Secured Notes due 2016 (the “Notes”) that the Company will issue pursuant to this Indenture, and, to provide therefor, the Company has duly authorized the execution and delivery of this Indenture. All things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee hereunder and duly issued by the Company, legal, valid and binding obligations of the Company as hereinafter provided.

Each party hereto agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders (as defined below):

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or assumed in connection with the acquisition of assets from such Person, including Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative of the foregoing. For purposes of Section 4.11, the term “Affiliate” shall include any Person who, as a result of any transaction described therein, would become an Affiliate. Notwithstanding anything to the contrary provided herein or in the Notes, for purposes of Section 4.11, no Holder, its affiliates or Subsidiaries shall be deemed to be an Affiliate of the Company, other than the Company or its Subsidiaries.

“Affiliate Transaction” has the meaning provided in Section 4.11.

“Agent” means the Registrar or any Paying Agent.

“Agent Member” means any member of, or participant in, the Depositary.

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, the greater of: (1) 1.0% of the then outstanding principal amount of the Note;

and (2) the excess of: (a) the present value at such Redemption Date of (i) the redemption price of the Note at the Maturity Date plus (ii) all required interest payments due on the such Notes through the Maturity Date (excluding accrued but unpaid interest to the Redemption Date) computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of the Notes, if greater.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Clearstream and Cedel that apply to such transfer or exchange.

“Appraiser” means a Person who in the course of its business appraises property and who is a member in good standing of the American Institute of Real Estate Appraisers, recognized and licensed to do business in the jurisdiction where the applicable Real Property is located.

“Asset Acquisition” means (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any Subsidiary of the Company or shall be merged with the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of its Subsidiaries (including any Sale/leaseback (other than a Sale/leaseback of an asset constituting Collateral)) to any Person, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of the Company; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or any Subsidiary of the Company; or (iii) any other properties or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is consummated in accordance with the provisions of Article Five.

“Asset Sale Offer” has the meaning provided in Section 4.16.

“Asset Sale Offer Payment Date” means, with respect to any Available Amount from an Asset Sale, the earlier of (x) the 180th day following receipt of such Available Amount or (y) such earlier date on which an Asset Sale Offer shall expire.

“Average Weighted Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Asset Sale Release Notice” has the meaning provided in Section 10.03.

“Available Amount” has the meaning provided in Section 4.16.

“Bankruptcy Code” means Title 11 of the U.S. Code.

“Bankruptcy Law” means the Bankruptcy Code or any similar Federal, state or foreign law for the relief of debtors.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person duly authorized, with respect to any particular matter, to exercise the power of the Board of Directors of such Person.

“Board Resolution” means with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day that is not a Legal Holiday.

“Capital Expenditures” shall mean payments for any assets, or improvements, replacements, substitutions or additions thereto, that have a useful life of more than one year and which, in accordance with GAAP consistently applied, are required to be capitalized (as opposed to expensed in the period in which the payment occurred).

“Capital Lease,” as applied to any Person, means any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, whether outstanding at the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a Capital Lease and, for purposes of this Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Available to Pay Dividends” means twenty percent (20%) of Cumulative Operating Cash Flow.

“Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s; (iii) commercial paper maturing no more than two years from the date of creation thereof and, at the time of acquisition, having a rating (at the time of investment) of at least A-1 from Standard & Poor’s at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within two years from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000 (at the time of investment); (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above. Notwithstanding the foregoing, for purposes of clause (i) of the definition of “Permitted Investment,” 20% of the Cash Equivalents may include securities having a rating of at least BBB by Standard & Poor’s, and Baa by Moody’s.

“CEDEL” means Cedel Bank, Societe Anonyme (or any successor securities clearing agency).

“Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) (other than a Permitted Holder or a Group controlled by a Permitted Holder), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture); or (iii) the acquisition in one or more transactions of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, except that Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) by any Person, entity or Group (other than a Permitted Holder or a Group controlled by any Permitted Holder) of any Capital Stock of the Company such that, as a result of such acquisition, such Person, entity or Group either (A) beneficially owns (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the Company’s then outstanding voting securities entitled to vote on a regular basis in an election for a majority of the Board of Directors of the Company or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Company’s Board of Directors.

“Change of Control Date” has the meaning provided in Section 4.15.

“Change of Control Offer” has the meaning provided in Section 4.15.

“Change of Control Payment Date” has the meaning provided in Section 4.15.

“Clearstream” means Clearstream Banking, S.A.

“Collateral” means, collectively, all of the property and assets (including Trust Moneys) that are from time to time subject to, or purported to be subject to, the Lien of this Indenture or the Collateral Documents, except (i) Credit Agreement Collateral, (ii) any new property, plant and equipment obtained with purchase money financing, and (iii) any asset subject to a lien securing an Allowed Other Secured Claim (as defined in the Noteholders’ Consensual Modified Plan of Reorganization in the Chapter 11 case in the Bankruptcy Court for the Northern District of Ohio as Case No. 05-81439 (in re WCI Steel, Inc.) filed on March 27, 2006 (the “Noteholders’ Consensual Modified Plan”), that is not discharged pursuant to the Noteholders’ Modified Consensual Plan, subject, however, to a prior conditional mortgage and security interest securing Hardship Benefits (as defined in the Noteholders’ Consensual Modified Plan) in an amount not exceeding $75,000,000, all as set forth in the Revised CBA (as defined in the Noteholders’ Consensual Modified Plan).

“Collateral Account” has the meaning provided in Section 11.01.

“Collateral Agent” shall mean Wilmington Trust Company, a national banking association, in its capacity as collateral agent under the Collateral Documents, and any successor thereto in such capacity.

“Collateral Documents” means, collectively, the Mortgage, the Intercreditor Agreements and all other instruments or documents entered into or delivered in connection with any of the foregoing, as such agreements, instruments or documents may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Proceeds” has the meaning provided in Section 4.16.

“Collateral Trust” means the collateral trust estate established under that certain Collateral Trust Agreement.

“Collateral Trust Agreement” dated as of May 1, 2006, among the Collateral Trustee, the Collateral Agent and the Company.

“Collateral Trustee” means The Bank of New York Trust Company, N.A. in its capacity as Collateral Trustee under the Collateral Trust Agreement.

“Collateral Trust Intercreditor Agreement” means the Collateral Trust Intercreditor Agreement, dated as of May 1, 2006, by and between the Trustee, the Collateral Trustee and the Company, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof or any replacement thereof.

“Collateral Trust Mortgage” means the mortgage dated as of the date hereof between the Company and the Collateral Trustee, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Commodity Price Protection Agreement” means with respect to any Person any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon or which is designed to protect such Person against, fluctuations in commodity prices.

“Company” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means such successor.

“Company Order” means a written order or request signed in the name of the Company by its President or a Vice President, and by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, and delivered to the Trustee.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) to the extent Consolidated Net Income has been reduced thereby, all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses), Consolidated Interest Expense (net of any interest income), amortization expense (including amortization of deferred financing costs) and depreciation expense and (iii) other non-cash items other than non-cash interest reducing Consolidated Net Income (including any non-cash charges in respect of post-employment benefits for health care, life insurance and long-term disability benefits required in accordance with GAAP) less other non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. For purposes of this definition, if the Transaction Date occurs prior to the date on which four full fiscal quarters have elapsed subsequent to the Issue Date and financial statements with respect thereto are available, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated, in the case of the Company, after giving effect on a pro forma basis to the issuance of the Notes and the application of the net proceeds therefrom as if the Notes were issued on the first day of the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of such Person or any of its Subsidiaries giving rise to the need to make such calculation and any incurrence of other Indebtedness at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date (the “Reference Period”), as if such incurrence occurred on the first day of the Reference Period and (ii) any Asset Sales or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Reference Period. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge

 Coverage Ratio,” (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements. In calculating the Consolidated Fixed Charge Coverage Ratio, and giving pro forma effect to any incurrence of Indebtedness during the Reference Period, pro forma effect shall be given to the use of the proceeds thereof to permanently repay or retire Indebtedness.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Interest Expense (net of any interest income) less non-cash amortization of deferred financing costs and (ii) the product of (x) the amount of all dividends declared, paid or accrued on Preferred Stock of such Person during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between 1 and 0) of such Person during such period (as reflected in the audited consolidated financial statements of such Person for the most recently completed fiscal year).

“Consolidated Income Tax Expense” shall mean, with respect to the Company for any period, the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied, including (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation and (d) all accrued interest, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP consistently applied.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Subsidiaries, on a consolidated basis for such period determined in accordance with GAAP; provided that (i) the net income of any Person in which such Person or any Subsidiary of such Person has an ownership interest with a third party shall be included only to the extent of the amount that has actually been received by such Person or its Wholly-owned Subsidiaries in the form of dividends or other distributions during such period (subject to, in the case of any dividend or distribution received by a Wholly-owned Subsidiary of such Person, the restrictions set forth in clause (ii) below) and (ii) the net income of any

Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation; provided, further, that there shall be excluded (a) the net income (or loss) of any Person (acquired in a pooling of interests transaction) accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person, (b) any net gain (or loss) resulting from an Asset Sale by such Person or any of its Subsidiaries, (c) any extraordinary, unusual or nonrecurring gains or losses (and related tax effects) in accordance with GAAP and (d) any compensation-related expenses arising as a result of the Transactions.

“Consolidated Operating Cash Flow” shall mean, with respect to any period, Consolidated Net Income for such period (i) increased (without duplication) by the sum of (a) Consolidated Income Tax Expense for such period to the extent deducted in determining Consolidated Net Income for such period; (b) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; (c) all dividends on Preferred Stock to the extent not taken into account in computing Consolidated Net Income for that period; and (d) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and its Subsidiaries, including amortization of capitalized debt issuance costs for such period.

“Consolidated Net Worth” means, with respect to any Person at any date, the sum of (i) the consolidated stockholders’ equity of such Person less the amount of such stockholders’ equity attributable to Disqualified Capital Stock of such Person and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP consistently applied, and (ii) the amount of any Preferred Stock of such Person not included in the stockholders’ equity of such Person in accordance with GAAP, which Preferred Stock does not constitute Disqualified Capital Stock.

“Covenant Defeasance” has the meaning provided in Section 8.01.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Credit Agreement” means the Credit Agreement dated as of May 1, 2006 among the Company, the Subsidiaries named therein and the Credit Agreement Lender, as lender (as amended, supplemented and restated or otherwise modified from time to time).

“Credit Agreement Collateral” means (a) a second priority security interest in the Collateral, pledged to the lenders under the Credit Agreement as security for the obligations of the Company and its Subsidiaries thereunder and (b) a first priority security interest in all assets of the Company and its Subsidiaries other than those set forth in the foregoing clause (a).

“Credit Agreement Lender” means, collectively, Citicorp USA, Inc., as agent, and each Person identified as a Lender in the Credit Agreement.

“Credit Agreement Loan Documents” means the Credit Agreement, each promissory note executed in connection therewith, each Credit Agreement Security Document executed in connection therewith, each application for any letter(s) or credit issued under or guaranteed pursuant to the Credit Agreement, and each other certificate, document or instrument executed by the Company or any Subsidiary in connection with any of the foregoing, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement Security Documents” means any security or pledge agreement or mortgage or collateral assignment entered into by the Company or its Subsidiaries as required under the Credit Agreement with respect to the Credit Agreement Collateral.

“Cumulative Operating Cash Flow” means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Effective Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreement, futures contract, options contract, synthetic cap or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary for the purpose of hedging foreign currency risk.

“Default” means any event or condition the occurrence of which is, or would with the passage of time or the giving of notice or both become, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, The Depository Trust Company or another Person designated as Depositary by the Company, which must be a clearing agency registered under the Exchange Act.

“Destruction” shall have the meaning assigned to such term in the Mortgage.

“DIP Credit Agreement” means that certain post-petition secured debtor-in-possession loan issued by Congress Financial Corporation with maximum available principle of $100,000,000.00, as approved by the Bankruptcy Court by final Order dated October 29, 2003.

“Disqualified Capital Stock” means any class of Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

“Duff & Phelps” means Duff & Phelps Credit Rating Co. (or its successors)

“Environmental Law” has the meaning assigned to such term in the Mortgage.

“Equity Offering” means an offering of Qualified Capital Stock of the Company (other than to any Subsidiary of the Company).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning provided in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Asset” means any structure, equipment, facility, improvement, apparatus or other property acquired or constructed by the Company after the Issue Date which is (i) located at the Mortgaged Property, (ii) not necessary for the proper and efficient operation of the Mortgaged Property or for the compliance by the Mortgaged Property with any applicable law, code or ordinance, including any Environmental Law and (iii) not an integral part (or the replacement of an integral part) of the Company’s operations as conducted at the Mortgaged Property as of the Issue Date.

“Fair Market Value” or “fair value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value of any asset of the Company and its Subsidiaries shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution thereof delivered to the Trustee; provided, however, that with respect to any Asset Sale which involves property or assets which could reasonably be expected to have a value in excess of $100,000.00 the Fair Market Value or fair value of any such asset or assets (i) shall be determined by an Independent Financial Advisor and (ii) any determination of Fair Market Value or fair value with respect to any parcel of Real Property constituting a part of, or proposed to be made a part of, the Collateral shall be made by an Appraiser.

“Fitch” means Fitch IBCA, Inc. (or its successors).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Global Note” means a Note, substantially in the form of Exhibit A, issued to the Depositary and bearing the Global Note Legend.

“Global Note Legend” means the legend set forth in Section 2.06(c)(i) which is required to be placed on all Global Notes issued under this Indenture.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Hedges” means, with respect to any specified Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; (2) any Currency Agreement or Commodity Price Protection Agreement; and (3) other agreements or arrangements of a similar character designed to protect such Person against fluctuations in interest rates.

“Indebtedness” means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable, accrued expenses and deferred taxes arising in the ordinary course of business), (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction entered into in the ordinary course of business, (vi) all obligations of any other Person of the type referred to in clauses (i) through (v) which are secured by any Lien on any property or asset of such first Person and the amount of such obligation shall be the lesser of the value of such property or asset or the amount of the obligation so secured, (vii) all guarantees of Indebtedness by such Person, (viii) Disqualified Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (ix) all obligations under Interest Rate Protection Obligations of such Person and (x) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (ix) above. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the Person issuing such Disqualified Capital Stock.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of May 1, 2006 among the Collateral Agent, the Credit Agreement Lender and the Trustee for its benefit and for the benefit of the Holders.

“Intercreditor Agreements” means, collectively, the Intercreditor Agreement and the Collateral Trust Intercreditor Agreement.

“Interest Payment Date” means the stated maturity of an installment of interest on the Notes.

“Interest Rate Protection Obligations” means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include interest rate swaps, caps, floors, collars and similar agreements.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. For the purposes of Section 4.03, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment.

“Issue Date” means the date of first issuance of the Notes under this Indenture.

“Legal Defeasance” has the meaning provided in Section 8.02.

“Legal Holiday” has the meaning provided in Section 12.07.

“Lien” means (x) any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute and (y) any agreement to enter into any of the foregoing.

“Maturity Date” means May 1, 2016.

“Moody’s” means Moody’s Investor Service, Inc. (or its successors).

“Mortgage” means those open-end mortgages, assignments of rents, security agreements and fixture filings dated as of May 1, 2006, between the Company and the Collateral Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Mortgaged Property” has the meaning assigned to such term in the Mortgage.

“Net Award” shall have the meaning assigned to such term in the Mortgage and shall include any amounts received in respect of personal property pursuant to the Security Agreement or otherwise.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a direct result of such Asset Sale and (iii) appropriate amounts to be provided by the Company or any Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary of the Company, as the case may be, after such Asset Sale, including pension and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee.

“Net Proceeds” shall have the meaning assigned to such term in the Mortgage and shall include any amounts received in respect of personal property pursuant to the Mortgage or otherwise.

“Non-Collateral Proceeds” has the meaning provided in Section 4.16.

“Notes” has the meaning provided in the preamble.

“Obligations” means any principal, interest, penalties, fees and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer, or the Secretary of such Person.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of such Person and otherwise complying with the requirements of Sections 12.04 and 12.05.

“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee complying with the requirements of Sections 12.04 and 12.05. Unless otherwise required by the TIA, the legal counsel may be an employee of or counsel to the Company.

“Participant” means, with respect to the Depositary, Clearstream or Cedel, a Person who has an account with the Depositary, Clearstream or Cedel, respectively (and, with respect to The Depository Trust Company, shall include Clearstream and Cedel).

“Paying Agent” has the meaning provided in Section 2.03.

“Permitted Indebtedness” means only indebtedness incurred by the Company, (i) under the Notes, (ii) under the Credit Agreement, (iii) as purchase money indebtedness, (iv) to refinance the Credit Agreement or purchase money indebtedness, including without limitation in a greater amount, so long as such Indebtedness is secured by the same type of collateral, has an Average Weighted Life to Maturity equal to or greater than the Indebtedness refinanced, and does not require greater cumulative payments of principal at any time earlier than the original scheduled payments on the Indebtedness refinanced, (v) Hedges, (vi) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection or overdraft protection in the ordinary course of business, (vii) Indebtedness of the Company with respect to workers’ compensation claims, self-insurance obligations, indemnities, performance bonds, bankers’ acceptances, letters of credit and surety, appeal or similar bonds provided by the Company in the ordinary course of business, (viii) Indebtedness under the Collateral Trust, provided that the aggregate outstanding principal amount of all such Indebtedness shall not exceed $75,000,000 at any time, and (ix) unsecured indebtedness if (A) the Notes are at such time rated by Moody’s, Standard & Poor’s, Fitch or Duff & Phelps and (B) each rating agency that maintains a rating for the Notes provides a Rating Confirmation.

“Permitted Investment” means (i) cash and Cash Equivalents, (ii) any Investment by the Company or any of its Subsidiaries in the Company or any Wholly-owned Subsidiary of the Company, (iii) any Related Business Investment in assets other than the type described in clause (iv) below, (iv) Related Business Investments by the Company or any of its Subsidiaries in joint ventures, partnerships or Persons that are not Wholly-owned Subsidiaries, (v) Investments by the Company or any Subsidiary of the Company in another Person, if as a result of such Investment (a) such other Person becomes a Wholly-owned Subsidiary of the Company or (b) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Wholly-owned Subsidiary of the Company, (vi) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, in each case arising in the ordinary course of business, (vii) the non-cash proceeds of any Asset Sale and (viii) loans and advances to employees of the Company and its Subsidiaries made in the ordinary course of business.

“Permitted Liens” means (i) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public statutory obligations of such Person or deposits to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, (ii) Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ Liens or bankers’ Liens incurred in the ordinary course of business for sums which are not yet due or are being contested in good faith and for which adequate provision has been made, (iii) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings, if adequate reserve, as may be required by GAAP, shall have been made therefor, (iv) Liens in favor of issuers of surety bonds or appeal bonds issued pursuant to the request of and for the account of such Person in the ordinary course of its business, (v) Liens to support trade letters of credit issued in the ordinary course of business, (vi) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions on the use of real property, (vii) Liens securing Indebtedness permitted under clause (iii) of the definition of Permitted Indebtedness; provided that the Fair Market Value of the asset at the time of the incurrence of the Indebtedness subject to the Lien shall not exceed the principal amount of the Indebtedness secured, (viii) Liens with respect to Acquired Indebtedness permitted to be incurred in accordance with Section 4.12; provided that such Liens secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness by the Company and were not incurred in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company; provided, further, that such Liens do not extend to or cover any property or assets of the Company other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company, (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, (x) Liens in favor of the trustee of the Collateral Trust existing on the Issue Date or thereafter arising pursuant to agreements in effect on the Issue Date, (xi) Liens on assets or property (including any real property upon which such assets or property are or will be located) securing Indebtedness incurred to purchase or construct such assets or property, which Indebtedness is permitted to be incurred under Section 4.12, (xii) Liens securing the Credit Agreement Collateral and (xiii) Liens permitted by the Collateral Documents.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Plan of Liquidation” means, with respect to any Person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether outstanding on the date hereof or issued after the date of this Indenture, and including all classes and series of preferred or preference stock of such Person.

“Pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of this Indenture, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act.

“Qualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A under the Securities Act.

“Rating Confirmation” means the written confirmation by each of Moody’s, Standard & Poor’s, Fitch and Duff & Phelps, which at the time such confirmation is requested shall provide a rating with respect to the general corporate credit of the Company, that a proposed transaction by the Company (including the proposed incurrence of Indebtedness pursuant to clause (ix) of the definition of “Permitted Indebtedness” will not result in a downgrade, qualification or withdrawal of such rating agency’s then current rating.

“Real Property” means any interest in any real property or any portion thereof whether owned in fee or leased or otherwise owned.

“Real Property Release Notice” has the meaning provided in Section 10.03.

“Real Property Valuation Date” has the meaning provided in Section 10.03.

“Record Date” means the Record Dates specified in the Notes; provided that if any such date is a Legal Holiday, the Record Date shall be the first day immediately preceding such specified day that is not a Legal Holiday.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Notes.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price fixed for such redemption pursuant to this Indenture and the Notes, including accrued an unpaid interest and the Applicable Premium.

“Registrar” has the meaning provided in Section 2.03.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date by and among the Holders and the Company.

“Related Business Investment” means any Investment, Capital Expenditure or other expenditure by the Company or any Subsidiary of the Company which is related to the business of the Company and its Subsidiaries as it is conducted on the Issue Date.

“Released Assets” has the meaning provided in Section 10.03.

“Released Real Property” means any portion of the Real Property which constitutes Mortgaged Property upon which an Excluded Asset is or is intended to be situated so long as (i) such Released Real Property is not (x) necessary for the proper and efficient operation of the Mortgaged Property or for the compliance by the Mortgaged Property with any applicable law, code or ordinance, including any Environmental Law, or (y) an integral part of the Company’s operations as conducted at the Mortgaged Property on the Issue Date and (ii) the release of such Released Real Property will not interfere with or impair the Trustee’s ability to realize the value of the remaining Collateral.

“Released Trust Moneys” has the meaning provided in Section 11.04.

“Restricted Payment” has the meaning provided in Section 4.03.

“Sale/leaseback” means any lease, whether an Operating Lease or a Capital Lease, whereby the Company or any of its Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as guarantor or other surety, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) that the Company or its Subsidiaries, as the case may be, has sold or transferred or is to sell or transfer to any other Person (other than the Company), or (ii) that the Company or its Subsidiaries, as the case may be, intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Company or any such Subsidiary to any Person (other than the Company) in connection with such lease.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Subsidiary of the Company that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(v) of Regulation S-X under the Securities Act.

“Standard & Poor’s” means Standard & Poor’s Rating Services (or its successors)

“Subsidiary” of any Person means (i) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such Person. For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

“Survey” means a survey of any parcel of real property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof (unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery), (iii) certified by the surveyor (in a manner reasonably acceptable to the title company providing title insurance) and (iv) complying in all respects with the minimum detail requirements of the American Land Title Association, or local equivalent, as such requirements are in effect on the date of preparation of such survey, or that is otherwise reasonably acceptable to the Trustee (giving consideration to the applicable transaction).

“Taking” shall have the meaning assigned to such term in the Mortgage.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. § 77aaa-77bbbb), as amended, as in effect on the date of the execution of this Indenture until such time as this Indenture is qualified under the TIA, and thereafter as in effect on the date on which this Indenture is qualified under the TIA.

“Treasury Rate” means, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to the Maturity Date; provided, however, that if the period from such Redemption Date t the Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Moneys” has the meaning provided in Section 11.01.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Trust Officer” means any authorized officer of the Trustee assigned by the Trustee to administer this Indenture, or in the case of a successor trustee, an authorized officer assigned to the department, division or group performing the corporation trust work of such successor and assigned to administer this Indenture.

“U.S. Government Obligations” has the meaning provided in Section 8.01.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Valuation Date” has the meaning provided in Section 10.03.

“Wholly-owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person all of the shares of Capital Stock (other than directors’ qualifying shares) of which are owned directly by such Person or another Wholly-owned Subsidiary of such Person.

SECTION 1.02. Incorporation by Reference of TIA.

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture. The following TIA terms used in this Indenture have the following meanings:

“Commission” means the SEC.

“Indenture to be qualified” means this Indenture.

“Indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company or any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.03. Rules of Construction.

Unless the context otherwise requires:

(a)  a term has the meaning assigned to it;

(b)  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)  “or” is not exclusive;

(d)  words in the singular include the plural, and words in the plural include the singular;

(e)  provisions apply to successive events and transactions;

(f)  “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(g)  the word “including” means without limitation and the terms “include” or “includes” shall have correlative meanings; and

(h)  references to Article, Section, Schedule or Exhibit mean an Article or Section or Schedule of Exhibit of this Indenture, unless otherwise specified.

ARTICLE TWO

THE NOTES

SECTION 2.01. Form and Dating.

The Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall approve the form of the Notes and any notation, legend or endorsement on them and furnish any such notation, legend or endorsement to the Company in writing. Each Note shall be dated the date of its authentication, shall bear interest from the applicable date and shall be payable on the Interest Payment Dates and the Maturity Date.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Notes shall be originally issued as Global Notes. Thereafter, beneficial interests in the Global Note may be exchanged for Definitive Notes. Notes issued in global form shall be substantially in the form of Exhibit A and shall bear the Global Note Legend thereon. Notes issued in definitive form shall be substantially in the form of Exhibit A and shall bear the legend set forth in Section 2.06(d)(ii) thereon. Each Note shall represent such of the outstanding Notes as shall be specified therein and shall represent the aggregate principal amount of outstanding Notes from time to time as reflected in the records of the Trustee and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, transfers and redemptions. Any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee in the records of the Trustee.

Clearstream and Cedel Procedures Applicable. The provisions of the “Operating Procedures of the Clearstream System” and “Terms and Conditions Governing Use of Clearstream” and the “General Terms and Conditions of Cedel Bank” and “Customer Handbook” of Cedel Bank shall be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Clearstream or Cedel Bank.

SECTION 2.02. Execution and Authentication.

Two Officers, or an Officer and an Assistant Secretary, shall sign, or one Officer shall sign and one Officer or an Assistant Secretary (each of whom shall, in each case, have been duly authorized by all requisite corporate actions) shall attest to, the Notes for the Company by manual or facsimile signature, except to the extent that there is only one Officer of the Company.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate Notes for original issue in the aggregate principal amount of up to $100,000,000 upon receipt of a written order of the Company in the form of an Officers’ Certificate. The Officers’ Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed $100,000,000, except as provided in Section 2.07. Upon the written order of the Company in the form of an Officers’ Certificate, the Trustee shall authenticate Notes in substitution of Notes originally issued to reflect any name change of the Company.

The principal and interest on Global Notes shall be payable to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole holder of the Global Notes represented thereby. The principal and interest on Notes in certificated form shall be payable at the office of the Paying Agent.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. The Company shall pay the reasonable fees and expenses of any authenticating agent so appointed. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company and Affiliates of the Company.

The Notes shall be issuable only in registered form without coupons in denominations of $1 and any integral multiple thereof.

If the Notes are to be issued in the form of one or more Global Notes, then the Company shall execute and the Trustee shall authenticate and deliver one or more Global Notes that shall represent and shall be in minimum denominations of $1.

SECTION 2.03. Registrar and Paying Agent.

The Company shall maintain an office or agency in the Borough of Manhattan, The City of New York, where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. Neither the Company nor any Affiliate of the Company shall act as Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company, upon notice to the Trustee, may have one or more additional paying agents reasonably acceptable to the Trustee. The term “Paying Agent” includes any additional paying agent. The Company initially appoints the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed. The Paying Agent or Registrar (if other than the Trustee) may resign on 30 days’ written notice to the Company and the Trustee.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee, in advance, of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.

SECTION 2.04. Paying Agent To Hold Assets in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that each Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Company or any other obligor on the Notes), and shall notify the Trustee of any Default by the Company (or any other obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Company to the Paying Agent, the Paying Agent shall have no further liability for such assets.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee before each Record Date and at such other times as the Trustee may request in writing a list as of such date and in such form as the Trustee may reasonably require of the names and addresses of the Holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.06. Transfer and Exchange.

(a)  Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary. Upon the occurrence of the preceding event in the preceding sentence, Definitive Notes shall be issued in such names as the Depositary shall instruct the

Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. In addition, upon the request of a Holder of a beneficial interest in a Global Note, made to the Trustee or the Company, such Holder’s beneficial interest in a Global Note may be exchanged for a Definitive Note. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b).

(b)  Transfer and Exchange of Definitive Notes and Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.

(i)  Beneficial Interests in Global Notes to Definitive Notes. If any Holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the Global Note to be reduced accordingly pursuant to Section 2.06(d), and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(b)(i) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(ii)  Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(b)(ii), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the provisions of this Section 2.06(b).

(c)  Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note to a QIB.

(i)  The Registrar shall register the transfer if such transfer is being made by a proposed transferor who has advised the Company and the Registrar in writing that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has advised the Company and the Registrar in writing that: (A) it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion; (B) it and any such account is a QIB within the meaning of Rule 144A; (C) it is aware that the sale to it is being made in reliance on Rule 144A; (D) it acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information; and (E) it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(ii)  If the proposed transferee is an Agent Member, and the Notes to be transferred consist of Definitive Notes which after transfer are to be evidenced by an interest in the Global Note, upon receipt by the Registrar of instructions given in accordance with the Depositary's and the Registrar's procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note in an amount equal to the principal amount of the Definitive Notes to be transferred, and the Trustee shall cancel the Definitive Notes so transferred.

(d)  Legends. (i) The following legend shall appear on the face of all Global Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE OF DTC. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY DTC TO A NOMINEE OF DTC) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND WAS ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY 11 U.S.C. 1145, UNDER AN ORDER CONFIRMING A CONSENSUAL PLAN OF REORGANIZATION ENTERED MARCH 30, 2006, AS AMENDED BY ORDER DATED APRIL 25, 2006. THE HOLDER OF THIS NOTE IS REFERRED TO 11 U.S.C. 1145 FOR GUIDANCE AS TO THE SALE OF THIS NOTE.

(ii) The following legend shall appear on the face of all Definitive Notes (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND WAS ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY 11 U.S.C. 1145, UNDER AN ORDER CONFIRMING A CONSENSUAL PLAN OF REORGANIZATION ENTERED MARCH 30, 2006, AS AMENDED BY ORDER DATED APRIL 25, 2006. THE HOLDER OF THIS NOTE IS REFERRED TO 11 U.S.C. 1145 FOR GUIDANCE AS TO THE SALE OF THIS NOTE.

(e)  Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a Global Note have been exchanged for Definitive Notes or a Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and such reduction shall be noted in the records of the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction.

(f)  General Provisions Relating to Transfers and Exchanges

(i)  To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(ii)  No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.02, 2.10, 3.01, 3.07, 4.15, 4.16 and 9.05).

(iii)  The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)  All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)  The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.03 and ending at the close of business on the day of selection or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(vi)  Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii)  The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

SECTION 2.07. Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Company and the Trustee, to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge such Holder for its reasonable, out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of counsel. Every replacement Note shall constitute an additional obligation of the Company.

SECTION 2.08. Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Company or any of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If on a Redemption Date or the Maturity Date the Paying Agent holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue; provided, however, that to the extent the Trustee is enjoined from making payments to the Holders, interest will continue to accrue until such time as the Trustee is not so enjoined.

SECTION 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or an Affiliate of the Company shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer of the Trustee actually knows are so owned shall be disregarded.

SECTION 2.10. Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon receipt of a written order of the Company in the form of an Officers’ Certificate. The Officers’ Certificate shall specify the amount of temporary Notes to be authenticated and the date on which the temporary Notes are to be authenticated. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate upon receipt of a written order of the Company pursuant to Section 2.02 Definitive Notes in exchange for temporary Notes.

SECTION 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else, shall cancel and, at the written direction of the Company, shall dispose of all Notes surrendered for transfer, exchange, payment or cancellation. Subject to Section 2.07, the Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

SECTION 2.12. Defaulted Interest.

If the Company defaults in a payment of interest on the Securities, it shall, unless the Trustee fixes another record date pursuant to Section 6.10, pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. At least 15 days before the subsequent special record date, the Company shall mail to each Holder, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

SECTION 2.13. CUSIP Number.

The Company in issuing the Notes shall use a CUSIP number or numbers (if generally in use), and if so, the Trustee shall use the CUSIP number or numbers in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number or numbers printed in the notice or on the Securities, and that reliance may be placed only on the other identification numbers printed on the Securities. The Company will promptly notify the Trustee of any change in the CUSIP number or numbers.

SECTION 2.14. Designation.

The Indebtedness evidenced by the Notes is hereby irrevocably designated as “senior indebtedness” or such other term denoting seniority (i) for all purposes of the provisions defining subordination contained in agreements that provide that the Indebtedness of the Company issued pursuant to such agreements is subordinate to Indebtedness designated as senior indebtedness and (ii) for the purposes of any future Indebtedness of the Company which the Company expressly makes subordinate to any senior indebtedness or such other term denoting seniority. In connection with the issuance of any such future subordinated Indebtedness, the Company shall take all necessary steps to effectuate the foregoing.

SECTION 2.15. Exemption From Federal and State Law Securities Registration Requirements.

The Notes are issued pursuant to Section 1145 of the Bankruptcy Code. The Notes may be sold by a Holder who is not an “underwriter” as that term is used in Section 1145(b) of the Bankruptcy Code publicly (whether through a broker or not) or in privately negotiated transactions, in each case, without registration under federal or state law.

ARTICLE THREE

REDEMPTION

SECTION 3.01. Optional Redemption.

(a)  The Notes may be redeemed, in whole or in part, at any time prior to the Maturity Date, at the option of the Company at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable Redemption Date.

SECTION 3.02. Notices to Trustee.

If the Company elects to redeem Notes pursuant to this Indenture and the Notes, it shall notify the Trustee and the Paying Agent in writing of the Redemption Date and the principal amount of the Notes to be redeemed and whether it wants the Trustee to give notice of redemption to the Holders (at the Company’s expense) at least 45 days (unless a shorter notice shall be satisfactory to the Trustee) but not more than 60 days before the Redemption Date. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

SECTION 3.03. Selection of Notes To Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes being redeemed are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes in denominations of $1 or less may be redeemed only in whole. The Trustee may select for redemption portions (equal to $1 or any integral multiple thereof) of the principal of Notes that have denominations larger than $1. If a redemption is to be made with the proceeds of an Equity Offering pursuant to Section 3.01, selection of the Notes for redemption shall be made by the Trustee only on a pro rata basis unless such method is otherwise prohibited. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.04. Notice of Redemption.

Except as otherwise provided in Section 3.01, at least 30 days but not more than 60 days before a Redemption Date the Company shall mail a notice of redemption by first class mail to each Holder whose Notes are to be redeemed, with a copy to the Trustee. At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. Each notice for redemption shall identify the Notes to be redeemed and shall state:

(a)  the Redemption Date;

(b)  the Redemption Price;

(c)  the name and address of the Paying Agent;

(d)  that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(e)  that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed;

(f)  if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in the aggregate principal amount equal to the unredeemed portion thereof will be issued;

(g)  if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption; and

(h)  the CUSIP number, if any, relating to such Notes.

SECTION 3.05. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.04, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price. Upon surrender to the Trustee or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price plus accrued interest to the Redemption Date, but interest installments whose maturity is on or prior to such Redemption Date will be payable on the relevant Interest Payment Dates to the Holders of record at the close of business on the relevant Record Dates referred to in the Securities.

SECTION 3.06. Deposit of Redemption Price.

On or before the Redemption Date, the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price of all Notes to be redeemed on that date (other than Notes or portions thereof called for redemption on that date which have been delivered by the Company to the Trustee for cancellation). The Paying Agent shall promptly return to the Company any U.S. Legal Tender so deposited which is not required for that purpose upon the written request of the Company, except with respect to monies owed as obligations to the Trustee pursuant to Article Seven.

If the Company complies with the preceding paragraph, then, unless the Company defaults in the payment of such Redemption Price, interest on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

SECTION 3.07. Notes Redeemed in Part.

Upon surrender of a Note that is to be redeemed in part, the Trustee shall authenticate for the Holder a new Note or Notes equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE FOUR

COVENANTS

SECTION 4.01. Payment of Notes.

The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes. An installment of principal of or interest on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent holds on that date U.S. Legal Tender designated for and sufficient to pay the installment.

The Company shall pay interest on overdue principal and (to the extent permitted by law) on overdue installments of interest at a rate equal to 12% per annum.

SECTION 4.02. Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, The City of New York, the office or agency required under Section 2.03. The Company shall give prior notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.02.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby initially designates the office of the Trustee designated in Section 12.02, as such office of the Company in accordance with this Section 4.02.

SECTION 4.03. Limitation on Restricted Payments.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, after the Issue Date (a) declare or pay any dividend or make any distribution on the Company’s Capital Stock or make any payment to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of the Company), (b) purchase, redeem or otherwise acquire or retire for value any Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock for Qualified Capital Stock, (c) purchase, redeem, prepay, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, Disqualified Capital Stock of the Company or Indebtedness of the Company that is expressly subordinate in right of payment to the Notes or (d) make any Investment (excluding any Permitted Investment) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a “Restricted

Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, shall be the Fair Market Value of such property proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to such Restricted Payment) shall exceed the sum of:

(x) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to May 1, 2006 and prior to the date the Restricted Payment occurs (treating such period as a single accounting period);

(y) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding (A) Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness, (B) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid and (C) any net proceeds from any Equity Offering which are used to redeem Notes pursuant to, and in accordance with, the provisions described in Section 3.01); and

(z) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale of Disqualified Capital Stock and/or Indebtedness, in each case that has been converted into or exchanged for Qualified Capital Stock of the Company after the Issue Date.

The foregoing provisions shall not prohibit: (1) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration; (2) the acquisition of Capital Stock of the Company or Indebtedness of the Company either (i) solely in exchange for shares of Qualified Capital Stock or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock; and (3) the acquisition of Indebtedness of the Company that is expressly subordinate in right of payment to the Notes either (i) solely in exchange for Indebtedness of the Company which is expressly subordinate in right of payment to the Notes at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has no scheduled principal prepayment dates prior to the scheduled final maturity date of the Indebtedness being exchanged or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Indebtedness of the Company which is expressly subordinate in right of payment to the Notes at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has no scheduled principal prepayment dates prior the scheduled final maturity date of the Indebtedness being refinanced; provided that in the case of clauses (2) and (3), no Default or Event of Default shall have occurred and be continuing at the time of such payment or as a result thereof.

The foregoing provisions shall not prohibit: (1) the payment of dividends on the Preferred Stock to the Company provided such dividends are paid in additional shares of Preferred Stock of the Company; (2) provided that no Event of Default has occurred and is continuing, the redemption of the Company’s Preferred Stock 120 days after a Change in Control has occurred, (3) the redemption of the Company’s Preferred Stock provided that the redemption price of such Preferred Stock is paid in Common Stock of the Company; (4) in the event that the Company incurs unsecured Indebtedness pursuant to clause (ix) of the definition of “Permitted Indebtedness,” provided no Event of Default shall have occurred and be continuing and the Company shall have received a Rating Confirmation from each rating agency that rates the general corporate credit of the Company, the Company may redeem its Preferred Stock with the proceeds of such Indebtedness, and (5) after January 1, 2008, dividends with respect to the Company’s outstanding Capital Stock if the Company has Cash Available to Pay Dividends (measured from the Issue Date to the date on which a dividend is to be paid) in excess of the product of (a) the number of years from the Issue Date to the date on which a dividend is to be paid and (b) $50,000,000.

In determining the aggregate amount of Restricted Payments permissible under clause (ii) of the first paragraph of this section, amounts expended, incurred or outstanding pursuant to clauses (1) and (2) (but not pursuant to clause (3) of the second paragraph of this section shall be included as Restricted Payments; provided that any proceeds received from the issuance of Qualified Capital Stock pursuant to clause (2) of the second paragraph of this section shall be included in calculating the amount referred to in clause (y) or clause (z), as the case may be, of the first paragraph of this section.

Prior to any Restricted Payment under the first paragraph of this Section 4.03, the Company shall deliver to the Trustee an Officers’ Certificate setting forth the computation by which the amount available for Restricted Payments pursuant to such paragraph was determined. The Trustee shall have no duty or responsibility to determine the accuracy or correctness of this computation and shall be fully protected in relying on such Officers’ Certificate.

SECTION 4.04. Corporate Existence.

Except as otherwise permitted by Article Five, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate or other existence of each of its Subsidiaries in accordance with the respective organizational documents of each such Subsidiary and the rights (charter and statutory) and franchises of the Company and each such Subsidiary; provided, however, that the Company shall not be required to preserve, with respect to itself, any right or franchise, and with respect to any of its Subsidiaries any such existence, right or franchise, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and will not be adverse in any material respect to the Holders.

SECTION 4.05. Payment of Taxes and Other Claims.

The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of its Subsidiaries or properties of it or any of its Subsidiaries and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of it or any of its Subsidiaries; provided, however, that, subject to the terms of the applicable Collateral Document, the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim if either (a) the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings and an adequate reserve has been established therefor to the extent required by GAAP or (b) the failure to make such payment or effect such discharge (together with all other such failures) would not have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

SECTION 4.06. Maintenance of Properties and Insurance.

(a)  Subject to the applicable provisions of the Collateral Documents, the Company shall cause all properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times unless the failure to so maintain such properties (together with all other such failures) would not have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that nothing in this Section 4.06 shall prevent the Company or any Subsidiary of the Company from discontinuing the operation or maintenance of any of such properties (other than properties constituting items of Collateral except to the extent permitted by Section 10.04), or disposing of any of them (other than properties constituting items of Collateral except to the extent permitted by Section 10.04), if such discontinuance or disposal is either (i) in the ordinary course of business, (ii) in the good faith judgment of the Board of Directors of the Company or the Subsidiary concerned, or of the senior officers of the Company or such Subsidiary, as the case may be, desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, or (iii) is otherwise permitted by this Indenture.

(b)  The Company shall provide or cause to be provided, for itself and each of its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the reasonable, good faith opinion of the Company are adequate and appropriate for the conduct of the business of the Company and such Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the reasonable, good faith opinion of the Company, for companies similarly situated in the industry, unless the failure to provide such insurance (together with all other such failures) would not have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

SECTION 4.07. Compliance Certificate; Notice of Default.

(a)  The Company shall deliver to the Trustee, within 60 days after the end of the Company’s fiscal quarters and within 90 days after the end of the Company’s fiscal year, an

Officers’ Certificate stating that a review of its activities and the activities of its Subsidiaries during the preceding fiscal period has been made under the supervision of the signing Officers with a view to determining whether it has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of his knowledge, the Company during such preceding fiscal period has kept, observed, performed and fulfilled each and every such covenant and no Default or Event of Default occurred during such period and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status with particularity. The Officers’ Certificate shall also include all calculations necessary to show covenant compliance. The Officers’ Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes its fiscal year end.

(b)  So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the Company shall deliver to the Trustee within 90 days after the end of each fiscal year a written statement by the Company’s independent certified public accountants stating (A) that their audit examination has included a review of the terms of this Indenture and the Notes as they relate to accounting matters, and (B) whether, in connection with their audit examination, any Default or Event of Default has come to their attention and if such a Default or Event of Default has come to their attention, specifying the nature and period of existence thereof.

(c)  The Company will deliver to the Trustee as soon as possible, and in any event within 10 days after the Company becomes aware or should reasonably have become aware of the occurrence of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.08. Compliance with Laws.

The Company shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except such as are being contested in good faith and by appropriate proceedings and except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

SECTION 4.09. SEC Reports and Other Information.

(a)  At all times when the Company is required to file or permitted voluntarily to file (after a registration statement with respect to the Notes has been declared effective) with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or this Indenture is qualified under the TIA, the Company (at its own expense) shall file with the SEC and shall file with the Trustee and mail or cause the Trustee to mail to the Holders at their addresses set forth in the register of Notes within 15 days after it files them with the SEC copies of the annual reports, quarterly reports and the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) to be filed pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of such Section 13 or 15(d) of the Exchange Act and not permitted to voluntarily file (after a registration statement with respect to the Notes has been declared effective) and this Indenture has not been qualified under the TIA, the Company (at its own expense) shall file with the Trustee and mail or cause the Trustee to mail to the Holders at their addresses set forth in the register of Securities, within 15 days after it would have been required to file such information with the SEC, all information and financial statements, including any notes thereto and with respect to annual reports, quarterly reports, an auditors’ report by an accounting firm of established national reputation, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both comparable to the disclosure that the Company would have been required to include in such annual reports, quarterly reports, information, documents or other reports, as if the Company was subject to the requirements of such Section 13 or 15(d) of the Exchange Act, excluding officer certifications required by the Sarbanes-Oxley Act of 2002, in each case in the form that would have been required by the SEC. Upon qualification of this Indenture under the TIA, the Company shall also comply with the provisions of TIA § 314(a).

(b)  At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, upon the request of a Holder of a Note, the Company will promptly furnish or cause to be furnished such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) to such Holder or to a prospective purchaser of such Note designated by such Holder, as the case may be, in order to permit compliance by such Holder with Rule 144A under the Securities Act.

SECTION 4.10. Waiver of Stay, Extension or Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.11. Limitation on Transactions with Affiliates.

(a)  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of, an Affiliate of the Company or any Subsidiary of the Company (other than transactions between the Company and a Wholly-owned Subsidiary of the Company or between Wholly-owned Subsidiaries of the Company) (an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under (b) below and (y) Affiliate Transactions (including lease transactions) on terms that are no less favorable to the Company or the relevant Subsidiary in the aggregate than those that might reasonably have been obtained in a comparable transaction by the Company or such Subsidiary on an arm’s-length basis (as determined in good faith by the Board of Directors of the Company, as evidenced by a Board Resolution) from a Person that is not an Affiliate; provided that except as otherwise provided by (b) below, neither the Company nor any of its Subsidiaries shall enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a value of more than $100,000.00 unless the Company or such Subsidiary, as the case may be, has received an opinion from an Independent Financial Advisor, with a copy thereof to the Trustee, to the effect that the financial terms of such Affiliate Transaction are fair and reasonable to the Company or such Subsidiary, as the case may be, and such terms are no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in a comparable transaction on an arm’s-length basis with a Person that is not an Affiliate.

(b)  The foregoing provisions shall not apply to (i) any Restricted Payment that is made in compliance with Section 4.03 and (ii) reasonable and customary regular fees to directors of the Company who are not employees of the Company.

SECTION 4.12. Limitation on Incurrence of Additional Indebtedness.

(a)  The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of (collectively “incur”) any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness; provided that the Company may incur Indebtedness (including Acquired Indebtedness) if: (A) no Default or Event of Default shall have occurred and be continuing at the time of the proposed incurrence thereof or shall occur as a result of such proposed incurrence, and (B) after giving effect to such proposed incurrence, the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to 2.0 to 1. Notwithstanding the foregoing, a Wholly-owned Subsidiary of the Company may incur Acquired Indebtedness to the extent such Indebtedness could have been incurred by the Company pursuant to the proviso in the immediately preceding sentence.

(b)  The Company shall not, directly or indirectly, in any event incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company.

SECTION 4.13. Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to: (a) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in, or measured by, its profits, owned by the Company or by any Subsidiary of the Company, or pay any Indebtedness owed to the Company or a Subsidiary of the Company; (b) make loans or advances to the Company or a Subsidiary of the Company; or (c) transfer any of its properties or assets to the Company or to any Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (i) applicable law; (ii) this Indenture; (iii) customary nonassignment provisions of any lease governing a leasehold interest of the Company or any Subsidiary of the Company; (iv) any instrument governing Indebtedness of a Person acquired by the Company or any Subsidiary of the Company at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries so acquired; (v) any written agreement existing on the Issue Date; provided that the term of any such agreement shall not be extended beyond the term as in effect on the Issue Date and no such agreement shall be modified or amended in such a manner as to make the encumbrance or restriction more restrictive than as in effect on the Issue Date; (vi) Indebtedness existing and as in effect on the Issue Date, including the DIP Credit Agreement or any refinancing, refunding, replacement or extensions thereof; provided that any such encumbrance or restriction contained in any refinancing, refunding, replacement or extension of the DIP Credit Agreement shall be no more restrictive than such encumbrance or restriction contained in the DIP Credit Agreement as in effect on the Issue Date; (vii) the Credit Agreement or any refinancing, refunding, replacement or extensions thereof; provided that any such encumbrance or restriction contained in any refinancing, refunding, replacement or extension of the Credit Agreement shall be no more restrictive than such encumbrance or restriction contained in the Credit Agreement in effect on the Issue Date and (viii) Indebtedness incurred in accordance with this Indenture; provided that such encumbrance or restriction shall be no more restrictive than any encumbrance or restriction contained in the Credit Agreement as in effect on the Issue Date.

SECTION 4.14. Limitation on Liens.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Liens (i) upon any item of Collateral other than (A) the Liens created by the Notes, this Indenture and the Collateral Documents and the Liens expressly permitted by the applicable Collateral Document and (B) the Lien granted to the trustee of the Collateral Trust pursuant to the Collateral Trust Mortgage and (ii) upon any other properties or assets of the Company (including any Capital Stock of a Subsidiary) or any of their Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon other than (a) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date, and (b) Permitted Liens.

SECTION 4.15. Change of Control.

(a)  Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase all outstanding Notes pursuant to the offer described in paragraph (b), below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of purchase. Within 10 days after the date upon which the Change of Control occurred (the “Change of Control Date”)

requiring the Company to make a Change of Control Offer pursuant to this Section 4.15, the Company shall so notify the Trustee.

(b)  The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Within 30 days following any Change of Control Date, the Company shall send, by first class mail, a notice to each Holder, with copies to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i)  that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(ii)  the purchase price (including the amount of accrued interest);

(iii)  that, with respect to any particular Holder, the purchase date (the “Change of Control Payment Date”) shall be fifth Business Day following the date upon which the Holder tenders its Note or any portion thereof, provided that such date shall be no later than 95 days after the Change of Control Date;

(iv)  that any Note not tendered will continue to accrue interest;

(v)  that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(vi)  that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the last page of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date;

(vii)  that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than two Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)  that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; and

(ix)  the circumstances and relevant facts regarding such Change of Control.

On or before the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers’

Certificate stating the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted shall be promptly mailed by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of securities pursuant to a Change of Control Offer. The Change of Control Offer shall remain open for at least the longer of 20 Business Days or 90 days after the Change of Control Date. For purposes of this Section 4.15, the Trustee shall act as the Paying Agent.

SECTION 4.16. Limitation on Asset Sales.

(a)  The Company will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale, unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, (ii) at least 80% of the consideration received by the Company or such Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents, (iii) if such Asset Sale involves Collateral it shall be in compliance with the provisions of this Indenture and the Collateral Documents, and (iv) the Company or such Subsidiary shall apply the Net Cash Proceeds of such Asset Sale within 180 days of receipt thereof, as follows:

(i)  first, to the extent such Net Cash Proceeds are received from an Asset Sale not involving the sale, transfer or disposition of Collateral (“Non-Collateral Proceeds”), to repay (and, in the case of a revolving credit facility, effect a permanent reduction in the commitment thereunder) any Indebtedness secured by the assets involved in such Asset Sale or otherwise required to be repaid with the proceeds thereof, and

(ii)  second, with respect to any Non-Collateral Proceeds remaining after application pursuant to the preceding paragraph (A) and any Net Cash Proceeds received from an Asset Sale involving Collateral (“Collateral Proceeds” and, together with such remaining Non-Collateral Proceeds, the “Available Amount”), the Company shall make an offer to purchase (the “Asset Sale Offer”) from all Holders of Notes, up to a maximum principal amount (expressed as a multiple of $1) of Notes equal to the Available Amount at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that the Company will not be required to apply pursuant to this paragraph (B) Net Cash Proceeds received from any Asset Sale if, and only to the extent that, such Net Cash Proceeds are applied to a Related Business Investment within 180 days of such Asset Sale and, if the Net Cash Proceeds so invested were Collateral Proceeds, the property and assets constituting such Related Business Investment and any other non-cash consideration received as a result of such Asset Sale are made subject to the Lien of this Indenture and the applicable Collateral Documents pursuant to the provisions of this Indenture and the applicable Collateral Documents; provided, further, that to the extent any such assets subject to an Asset Sale constituted Collateral, any property and assets constituting a Related Business Investment and any other non-cash consideration received as a result of such Asset Sale shall not consist of inventory or receivables and shall constitute Collateral under the terms hereof and under the terms of the Collateral Documents; provided, further, that if at any time any non-cash consideration received by the Company or any Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.16. To the extent the Asset Sale Offer is not fully subscribed to by Holders of the Securities, the Company may obtain a release of the unutilized portion of the Available Amount from the lien of the Collateral Documents in accordance with Section 11.03. All Net Cash Proceeds received from the sale of assets constituting Collateral shall constitute Trust Moneys and shall be delivered by the Company (or the applicable Subsidiary of the Company) to the Trustee and be deposited in the Collateral Account in accordance with this Indenture. Net Cash Proceeds so deposited may be withdrawn from the Collateral Account in accordance with Section 11.03 or 11.04.

(b)  The Company shall provide the Trustee with prompt notice of the occurrence of an Asset Sale Offer. Such notice shall be accompanied by an Officers’ Certificate setting forth (i) a statement to the effect that the Company or a Subsidiary of the Company has made an Asset Sale and (ii) the aggregate principal amount of Notes offered to be purchased and the basis of calculation in determining such aggregate principal amount.

(c)  The notice of an Asset Sale Offer shall be sent, by first class mail, by the Company (or caused to be mailed by the Company) with a copy to the Trustee to all Holders of Notes not less than 30 days nor more than 60 days before the Asset Sale Payment Date at their last registered addresses. The Asset Sale Offer shall remain open from the time of mailing until three days before the Asset Sale Offer Payment Date. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. Such notice shall state:

(i)  that the Asset Sale Offer is being made pursuant to Section 4.16;

(ii)  the purchase price (including an amount of accrued interest) and the Asset Sale Offer Payment Date;

(iii)  that any Note  not tendered will continue to accrue interest;

(iv)  that unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Payment Date;

(v)  that Holders electing to have a Note  purchased pursuant to an Asset Sale Offer will be required to surrender the Note , with the form entitled “Option of Holder to Elect Purchase” on the last page of the Note  completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day prior to the Asset Sale Offer Payment Date;

(vi)  that Holders will be entitled to withdraw their election if the Paying Agent receives, no later than two Business Days prior to the Asset Sale Offer Payment Date, a telegram, telex, facsimile transmission or letter stating fully the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(vii)  that if Notes in a principal amount in excess of the principal amount of the Notes to be acquired pursuant to the Asset Sale Offer are tendered and not withdrawn pursuant to the Asset Sale Offer, the Company shall purchase Notes on a pro rata basis (with such adjustment as may be deemed appropriate by the Company so that only Notes in denominations of $1 or integral multiples of $1 shall be so acquired); and

(viii)    that Holders whose Notes are purchased only in part will be issued new Notes in aprincipal amount equal to the unpurchased portion of the Notes surrendered.

On or before an Asset Sale Offer Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Asset Sale Offer (on a pro rata basis if required pursuant to paragraph (vii) above), (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers’ Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or deliver to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer as promptly as practicable following the Asset Sale Offer Payment Date. The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Sale Offer.

(d)  In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Subsidiaries as an entirety to Person in a transaction permitted under Article Five hereof, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this Section 4.16, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 4.16.

SECTION 4.17. Limitation on Sale/leaseback Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale/leaseback. Notwithstanding the foregoing, the Company and its Subsidiaries may enter into a Sale/leaseback involving only the sale or transfer of assets acquired after the Issue Date and not constituting Collateral if (i) after giving pro forma effect to any such Sale/leaseback, the Company shall be in compliance with Section 4.12, (ii) the sale price in such Sale/leaseback is at least equal to the Fair Market Value of such property and (iii) the Company or such Subsidiary shall apply the Net Cash Proceeds of the sale as provided pursuant to Section 4.16, to the extent required.

SECTION 4.18. Limitation on Preferred Stock of Subsidiaries.

The Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly-owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-owned Subsidiary of the Company) to hold any Preferred Stock of any Subsidiary of the Company.

SECTION 4.19. Future Guarantees.

The Company or any of its Wholly-owned Subsidiaries may transfer, in one transaction or a series of related transactions, any Collateral to any Wholly-owned Subsidiary of the Company, if such transferee Wholly-owned Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Wholly-owned Subsidiary shall unconditionally guarantee on a senior secured basis (secured by the Collateral so transferred) all of the Company’s obligations under the Notes and this Indenture, (ii) take all necessary action to cause the Lien of the Collateral Documents on such Collateral in favor of the Trustee to remain in full force and effect at all times, (iii) deliver to the Trustee an opinion of counsel that such supplemental indenture and any other documents required to comply with clause (ii) above have been duly authorized, executed and delivered by such Wholly-owned Subsidiary and the supplemental indenture and each such other document constitutes a legal, valid, binding and enforceable obligation of such Wholly-owned Subsidiary and (iv) take such further action and execute and deliver such other documents specified in this Indenture or otherwise reasonably requested by the Trustee to effectuate the foregoing.

SECTION 4.20. Impairment of Note Interest.

The Company shall not, and shall not permit any of its Subsidiaries to, take or omit to take any action, which action or omission might or would have the result of affecting or impairing the security interest in favor of the Collateral Agent, on behalf of the Trustee and the Holders, with respect to the Collateral, and the Company shall not grant to any Person (other than the Collateral Agent on behalf of the Trustee and the Holders) any interest whatsoever in the Collateral, except, in either case, as expressly permitted by this Indenture and the Collateral Documents.

SECTION 4.21. Amendment to Collateral Documents.

The Company will not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any way which would be adverse to the Holders.

SECTION 4.22. Inspection and Confidentiality.

(a)  The Company shall, and shall cause each of its Subsidiaries to, permit authorized representatives of the Trustee and the Collateral Agent to visit and inspect the properties of the Company or its Subsidiaries, and any or all books, records and documents in the possession of the Company relating to the Collateral, and to make copies and take extracts therefrom and to visit and inspect the Collateral, all upon reasonable prior notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

(b)  The Trustee and the Collateral Agent and their respective authorized representatives referred to in Section 4.22(a) agree not to use any information obtained pursuant to this Section 4.22 for any unlawful purpose and to keep confidential and not to disclose any such information to any Person except that (i) the recipient of the information may disclose any information that becomes publicly available other than as a result of disclosure by such recipient, (ii) the recipient of the information may disclose any information that its counsel reasonably concludes is necessary to be disclosed by law, pursuant to any court or administrative order or ruling or in any pending legal or administrative proceeding or investigation after prior written notice, reasonable under the circumstances, to the Company, and (iii) the recipient of the information may disclose any information necessary to be disclosed pursuant to any provision of the TIA or pursuant to this Indenture.

SECTION 4.23. Release of Released Real Property.

The Company shall have the right to obtain the release of any Collateral constituting Released Real Property upon the satisfaction of the conditions precedent set forth in Section 10.03(c) hereof.

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01. When Company May Merge, Etc.

(a)  The Company will not, in a single transaction or through a series of related transactions, (1) consolidate or merge with or into any other Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets as an entirety or substantially as an entirety to another Person or group of affiliated Persons or (2) adopt a Plan of Liquidation, unless, in either case:

(i)  either the Company is the surviving or continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the

Company as an entirety or substantially as an entirety are transferred (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (the Company or such other Person being hereinafter referred to as the “Surviving Person”) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes, by an indenture supplemental hereto, executed and delivered to the Trustee on or prior to the consummation of such transaction, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture;

(ii)       immediately after giving effect to such transaction or series of transactions on a pro forma basis and the assumption of obligations contemplated by clause (1) above (including any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction but prior to any purchase accounting adjustments relating to such transaction), the Consolidated Net Worth of the Surviving Person would be equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

(iii)  immediately after giving effect to such transaction on a pro forma basis and the assumption of obligations contemplated by clause (1) above (including any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction and assuming a market rate of interest with respect thereto), the Surviving Person shall be able to incur $1 of additional Indebtedness (other than Permitted Indebtedness) under Section 4.12;

(iv)  immediately before and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1) above and the incurrence or anticipated incurrence of any Indebtedness and Acquired Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which counsel shall not be in-house counsel), each stating that such consolidation, merger, transfer or adoption and such supplemental indenture, if required, comply with this Article Five, that the Surviving Person agrees to be bound hereby, and that all conditions precedent herein provided relating to such transaction have been satisfied;

(v)  the Company has delivered to the Trustee a certificate from its independent certified public accountants stating that the Company has made the calculations required by clauses (ii) and (iii) above in accordance with the terms of this Indenture; and

(vi)  none of the Company, any Subsidiary of the Company or the Surviving Person would thereupon become obligated with respect to any Indebtedness (including Acquired Indebtedness) nor would any of its assets or properties become subject to a Lien, unless the Company, any Subsidiary of the Company or the Surviving Person could incur such Indebtedness (including Acquired Indebtedness) or create such Lien under this Indenture (after giving effect to such Person being bound by all the terms of this Indenture).

(b)  For purposes of the foregoing, the transfer (by sale, assignment, lease, conveyance or other disposition, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

SECTION 5.02. Successor Corporation Substituted.

Upon any consolidation or merger, or any transfer of assets in accordance with Section 5.01, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein. When a successor corporation assumes all of the obligations of the Company hereunder and under the Notes and agrees to be bound hereby and thereby, the predecessor shall be released from such obligations.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01. Events of Default.

An “Event of Default” occurs if:

(a)  the Company defaults in the payment of interest on any Notes when the same becomes due and payable and the Default continues for a period of 30 days;

(b)  the Company defaults in the payment of the stated principal amount of any Notes when the same becomes due and payable at maturity, upon acceleration or redemption pursuant to an offer to purchase required hereunder or otherwise;

(c)  the Company fails to comply in all material respects with any of its other agreements contained in the Notes, this Indenture (including under Sections 4.15, 4.16 and 5.01) or the Collateral Documents and to the extent applicable, the Default continues for the period and after the notice specified below;

(d)  there shall be any default or defaults in the payment of principal or interest under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Subsidiary of the Company then has outstanding Indebtedness in excess of $1 million, individually or in the aggregate;

(e)  there shall be any default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Subsidiary of the Company then has outstanding Indebtedness in excess of $500,000.00, individually or in the aggregate, and such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

(f)  the Company or any of its Subsidiaries fails to perform any term, covenant, condition or provision of one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any of its Subsidiaries then has outstanding Indebtedness in excess of $500,000.00, individually or in the aggregate, and such failure to perform results in the commencement of judicial proceedings to foreclose upon any assets of the Company or any of its Subsidiaries securing such Indebtedness or the holders of such Indebtedness shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure;

(g)  one or more judgments, orders or decrees for the payment of money which either individually or in the aggregate at any one time exceeds $500,000.00 shall be rendered against the Company or any of its Subsidiaries by a court of competent jurisdiction and shall remain undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 consecutive days after such judgment becomes final and nonappealable;

(h)  the Company or any Significant Subsidiary of the Company (A) admits in writing its inability to pay its debts generally as they become due, (B) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (C) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (D) consents to the appointment of a Custodian of it or for substantially all of its property, (E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (F) makes a general assignment for the benefit of its creditors, or (G) takes any corporate action to authorize or effect any of the foregoing;

(i)  a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding under any Bankruptcy Law, which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or any Significant Subsidiary of the Company, (B) appoint a Custodian of the Company, or any Significant Subsidiary of the Company or for substantially all of its property or (C) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(j)  any Collateral Document (other than the Intercreditor Agreement) ceases to be in full force and effect or any Person acting on behalf of the Company shall deny or disaffirm its obligations under any Collateral Document or the secured obligations under the Collateral Documents cease to be secured by a perfected security interest in any portion of the Collateral purported to be pledged under the Collateral Documents with respect thereto (other than in accordance with the terms thereof).

A Default under clause (c) above (other than in the case of any Default under Sections 4.15, 4.16, 4.17 and 5.01, which Defaults shall be Events of Default without the notice and without the passage of time specified in this paragraph) is not an Event of Default until the

Trustee notifies the Company, or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the Default, and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” Such notice shall be given by the Trustee if so requested by the Holders of at least 25% in principal amount of the Notes then outstanding.

SECTION 6.02. Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(h) or (i)) occurs and is continuing, the Trustee may, by notice to the Company, or the Holders of at least 25% in principal amount of the Notes then outstanding may, by written notice to the Company and the Trustee, and the Trustee shall, upon the request of such Holders, declare the aggregate principal amount of the Notes outstanding, together with accrued but unpaid interest thereon to the date of payment, to be due and payable and, upon any such declaration, the same shall become and be due and payable; provided, however, that the Trustee shall be under no obligation to follow any request of any of the Holders unless such Holders shall have offered to the Trustee, after request by the Trustee, reasonable security or indemnity against the costs, expenses and liabilities which may be incurred by it in compliance with such request, order or direction. If an Event of Default specified in Section 6.01(h) or (i) as to the Company occurs, all unpaid principal, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Upon payment of such principal amount and interest, all of the Company’s obligations under the Notes and this Indenture, other than obligations under Section 7.07, shall terminate. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the non-payment of the principal and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived, (ii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, and (iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission shall affect any subsequent default or impair any right consequent thereto. In the event that a declaration of acceleration under either Section 6.01(d) or 6.01(e) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or paid or the holders of such Indebtedness shall have rescinded their declaration of acceleration in respect of such Indebtedness within 60 days thereafter and no other Event of Default has occurred during such 60-day period which has not been cured or waived.

SECTION 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture and may instruct the Collateral Agent to take any action under the Collateral Documents as may be required or permitted thereunder.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults.

Subject to Sections 6.07 and 9.02, the Holders of a majority in principal amount of the outstanding Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of or interest on any Note as specified in clauses (a) and (b) of Section 6.01 or in respect of any provision hereof which cannot be modified or amended without the consent of the Holder so affected pursuant to Section 9.02. When a Default or Event of Default is so waived, it shall be deemed cured and cease to exist.

SECTION 6.05. Control by Majority.

The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it including any remedies provided for in Section 6.03. Subject to Section 7.01, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder, or that may involve the Trustee in Personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

SECTION 6.06. Limitation on Suits.

A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a)  the Holder gives to the Trustee notice of a continuing Event of Default;

(b)  Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)  such Holders offer to the Trustee reasonable indemnity against any loss, liability or expense to be incurred in compliance with such request;

(d)  the Trustee does not comply with the request within 30 days after receipt of the request and the offer of satisfactory indemnity; and

(e)  during such 30-day period the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction which, in the opinion of the Trustee, is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

SECTION 6.07. Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on a Note , on or after the respective due dates expressed in such Note , or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder except to the extent that the institution or prosecution of such suit or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture and the Collateral Documents upon the Collateral.

SECTION 6.08. Collection Suit by Trustee.

If an Event of Default in payment of principal or interest specified in clause (a) or (b) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Company or any other obligor upon the Notes, any of their respective creditors or any of their respective property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities.

Subject to the provisions of the Collateral Trust Intercreditor Agreement, if the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:

First: to the Trustee for amounts due under Section 7.07 and then to the Collateral Agent for amounts due under the Collateral Documents;

Second: to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third: to Holders for principal amounts owing under the Notes and other amounts owing to the Holders with respect to the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and other amounts owing to the Holders with respect to the Notes; and

Fourth: to the Company or any other obligor on the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee, upon prior notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

                                            ARTICLE SEVEN

                                                   TRUSTEE

The Trustee hereby accepts the trust imposed upon it by this Indenture and covenants and agrees to perform the same, as herein expressed.

SECTION 7.01. Duties of Trustee.

(a)  If an Event of Default has occurred and is continuing and is known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise or use under the circumstances in the conduct of his own affairs.

(b)  Except during the continuance of a Event of Default:

(i)  The Trustee need perform only those duties as are specifically set forth in this Indenture and no covenants or obligations shall be implied in this Indenture against the Trustee.

(ii)  In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture but need not verify the content thereof.

(c)  The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(a)  This paragraph does not limit the effect of paragraph (b) of this Section 7.01 or 7.07.

(b)  The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(c)  The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04, 6.05 or 6.06.

(d)  No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(e)  Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (d) and (f) of this Section 7.01.

(f)  The Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree with the Company in writing. Assets held in trust by the Trustee need not be segregated from other assets except to the extent required by law.

(g)  Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

SECTION 7.02. Rights of Trustee.

Subject to Section 7.01:

(a)      The Trustee may rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)  Before the Trustee acts or refrains from acting, it may consult with counsel and may require an Officers’ Certificate or an Opinion of Counsel or both, which shall conform to Sections 12.04 and 12.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c)  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)  The Trustee shall not be liable for any action that it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e)  The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Company, to examine the books, records, and premises of the Company, Personally or by agent or attorney.

(f)  The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to these Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with such request, order or direction.

(g)  The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(h)  Except with respect to Section 4.01, the Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article Four. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.01(a), 601(b) and 4.01 or (ii) any Default or Event of Default of which Trustee shall have received written notification in the manner set forth in this Indenture or an Officer in the Corporate Trust Office of the Trust shall have obtained actual knowledge. Delivery or reports, information and documents to the Trustee under Section 4.09 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Subsidiary of the Company or their respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer.

The recitals contained herein and in the Notes shall be taken as statements of the Company. The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.05. Notice of Default.

If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder, as their names and addresses appear on the Holder list described in Section 2.05, notice of the uncured Default or Event of Default within 90 days after the Trustee obtains actual knowledge that such Default or Event of Default has occurred. Except in the case of a Default or an Event of Default in payment of principal of, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the Holders.

SECTION 7.06. Reports by Trustee to Holders.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, the Trustee shall, to the extent that any of the events described in TIA § 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such May 15 that complies with TIA § 313(a). The Trustee also shall comply with TIA § 313(b) and 313(c).

A copy of each report at the time of its mailing to Holders shall be mailed to the Company and filed with the SEC and each stock exchange, if any, on which the Notes are listed.

The Company shall promptly notify the Trustee if the Notes become listed on any securities exchange.

SECTION 7.07. Compensation and Indemnity.

The Company shall pay to the Trustee from time to time reasonable compensation for its services as the Company and the Trustee may agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all tax obligations imposed on the Trustee related to this Indenture and all reasonable out-of-pocket expenses incurred or made by

it. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel and other professionals, experts, consultants and appraisers.

The Company shall indemnify the Trustee, its affiliates, Subsidiaries, shareholders, directors, officers, employees, and its agents for, and hold them harmless against, any loss, liability or expense incurred by them except for such actions to the extent caused by any gross negligence or bad faith on their part, arising out of or in connection with the administration of this trust including the reasonable costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their rights, powers or duties hereunder or under the Collateral Documents. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity, but the Trustee’s failure to so notify the Company shall not affect the Company’s obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its written consent. The Company need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its gross negligence, bad faith or willful misconduct.

To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all assets, other property or money held or collected by the Trustee, in its capacity as Trustee, except assets, other property or money held in trust to pay principal of or interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture including any termination or rejection of this Indenture under any Bankruptcy Law.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) occurs, such expenses and the compensation for such services are intended to constitute expenses of administration under any Bankruptcy Law.

The provisions of this Section 7.07 shall survive the termination or satisfaction and discharge of this Indenture, including any termination or rejection of this Indenture under any Bankruptcy Law.

All references to the Trustee in this Section 7.07 shall include the Trustee acting as Collateral Agent.

SECTION 7.08. Replacement of Trustee.

The Trustee may resign by so notifying the Company. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Company and the Trustee and may appoint a successor trustee with the Company’s consent. The Company may remove the Trustee if:

(a)  the Trustee fails to comply with Section 7.10;

(b)  the Trustee is adjudged a bankrupt or an insolvent;

(c)  a receiver or other public officer takes charge of the Trustee or its property; or

(d)  the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall notify each Holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided in Section 7.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Any resignation or removal of the Trustee pursuant to this Indenture shall be deemed to be a resignation or removal of the Trustee in its capacity as Collateral Agent under the Collateral Documents and any appointment of a successor Trustee pursuant to this Indenture shall be deemed to be appointment of a successor Collateral Agent under the Collateral Documents and such successor shall assume all of the obligations of the Trustee in its capacity as Collateral Agent under the Collateral Documents.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee.

SECTION 7.10. Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirement of TIA § 310(a)(1) and 310(a)(5). The Trustee (or in the case of a corporation included in a bank holding company system, the related bank holding company) shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of such bank holding company, shall meet the capital requirements of TIA § 310(a)(2). The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding, if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11. Preferential Collection of Claims Against Company.

The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE EIGHT

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01. Termination of Company’s Obligations.

The Company may terminate its obligations under the Notes and this Indenture, except those obligations referred to in the penultimate paragraph of this Section 8.01, if all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder, or if:

(a)  pursuant to Article Three, the Company shall have given notice to the Trustee and mailed a notice of redemption to each Holder of the redemption of all of the Notes under arrangements satisfactory to the Trustee for the giving of such notice;

(b)  the Company shall have irrevocably deposited or caused to be deposited with the Trustee or a trustee satisfactory to the Trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of the Holders for that purpose, money or direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which guarantee or obligation the full faith and credit of the United States is pledged (“U.S. Government Obligations”) maturing as to principal and interest in such amounts and at such times as are sufficient without consideration of any reinvestment of such interest, to pay principal of and interest on the outstanding Notes to redemption as certified to the Trustee by a nationally recognized firm of independent public accountants designated by the Company; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of said principal and interest with respect to the Notes; and

(c)  the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent providing for the termination of the Company’s obligation under the Notes and this Indenture have been complied with.

Notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.05, 2.06, 2.07, 2.08, 4.01, 4.02, 7.07, 7.08, 8.04 and 8.05 shall survive until the Notes are no longer outstanding. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.07, 8.04 and 8.05 shall survive.

After such delivery or irrevocable deposit the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

SECTION 8.02. Legal Defeasance and Covenant Defeasance.

(a)  The Company may, at its option by Board Resolution, at any time, with respect to the Notes, elect to have either paragraph (b) or paragraph (c) below be applied to the outstanding Notes upon compliance with the conditions set forth in paragraph (d).

(b)  Upon the Company’s exercise under paragraph (a) of the option applicable to this paragraph (b), the Company shall be deemed to have been released and discharged from its obligations with respect to the outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “legal defeasance”). For this purpose, such legal defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of paragraph (e) below and the other Sections of and matters under this Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Notes and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in paragraph (d) below and as more fully set forth in such paragraph, payments in respect of the principal of and interest on such Notes when such payments are due, (ii) the Company’s obligations with respect to such Notes under Sections 2.05, 2.06, 2.07, 2.08, 4.02, 7.07, 7.08, 8.04 and 8.05, (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (iv) this Section 8.02. Subject to compliance with this Section 8.02, the Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) below with respect to the Notes.

(c)  Upon the Company’s exercise under paragraph (a) of the option applicable to this paragraph (c), the Company shall be released and discharged from its obligations under any covenant contained in Article Five and in Sections 4.03, 4.07, 4.09 and 4.11 through 4.22 with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”), and the Notes shall thereafter be deemed to be not “outstanding” for the purpose of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

(d)  The following shall be the conditions to application of either paragraph (b) or paragraph (c) above to the outstanding Notes:

(i)  the Company shall irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Notes, (A) money in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal of and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge principal of, premium, if any, and interest on the outstanding Notes on the Maturity Date of such principal or installment of principal or interest in accordance with the terms of this Indenture and of such Notes; provided, however, that the Trustee (or other qualifying trustee) shall have received an irrevocable written order from the Company instructing the Trustee (or other qualifying trustee) to apply such money or the proceeds of such U.S. Government Obligations to said payments with respect to the Notes;

(ii)  no Default or Event of Default or event which with notice or lapse of time or both would become a Default or an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit or, insofar as Sections 6.01(8) and (9) are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

(iii)  such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default or Event of Default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(iv)  in the case of an election under paragraph (b) above, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such legal defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(v)  in the case of an election under paragraph (c) above, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(vi)  in the case of an election under either paragraph (b) or (c) above, an Opinion of Counsel to the effect that, (x) the trust funds will not be subject to any rights of any other holders of Indebtedness of the Company, and (y) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable Bankruptcy Law; provided, however, that if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, no opinion needs to be given as to the effect of such laws on the trust funds except the following: (A) assuming such trust funds remained in the Trustee’s possession prior to such court ruling to the extent not paid to Holders of Notes, the Trustee will hold, for the benefit of the Holders of Notes, a valid and enforceable security interest in such trust funds that is not avoidable in bankruptcy or otherwise, subject only to principles of equitable subordination, (B) the Holders of Notes will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used, and (C) no property, rights in property or other interests granted to the Trustee or the Holders of Notes in exchange for or with respect to any of such funds will be subject to any prior rights of any other Person, subject only to prior Liens granted under Section 364 of Title 11 of the U.S. Bankruptcy Code (or any section of any other Bankruptcy Law having the same effect), but still subject to the foregoing clause (B); and

(vii)  the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that (A) all conditions precedent provided for relating to either the legal defeasance under paragraph (b) above or the covenant defeasance under paragraph (c) above, as the case may be, have been complied with and (B) if any other Indebtedness of the Company shall then be outstanding, such legal defeasance or covenant defeasance will not violate the provisions of the agreements or instruments evidencing such Indebtedness.

(e)  All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this paragraph (e), the “Trustee”) pursuant to paragraph (d) above in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (other than the Company or any of its Affiliates) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal and interest, but such money need not be segregated from other funds except to the extent required by law.

 The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to paragraph (d) above or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Section 8.02 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request, in writing, by the Company any money or U.S. Government Obligations held by it as provided in paragraph (d) above which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent legal defeasance or covenant defeasance.

SECTION 8.03. Application of Trust Money.

The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Sections 8.01 and 8.02, and shall apply the deposited money and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes.

SECTION 8.04. Repayment to Company.

Subject to Sections 7.07, 8.01 and 8.02, the Trustee shall promptly pay to the Company, upon receipt by the Trustee of an Officers’ Certificate, any excess money, determined in accordance with Sections 8.02(d)(i) and (e), held by it at any time. The Trustee and the Paying Agent shall pay to the Company upon receipt by the Trustee or the Paying Agent, as the case may be, of an Officers’ Certificate, any money held by it for the payment of principal or interest that remains unclaimed for two years; provided, however, that the Trustee and the Paying Agent before being required to make any payment may, but need not, at the expense of the Company, cause to be published once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least 30 days from the date of such publication or mailing, any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to money must look solely to the Company for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

SECTION 8.05. Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Indenture by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then and only then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had been made pursuant to this Indenture until such time as the Trustee is permitted to apply all such money or U.S. Government Obligations in accordance with this Indenture; provided, however, that if the

Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01. Without Consent of Holders.

The Company, when authorized by a Board Resolution, and the Trustee, together, may amend or supplement this Indenture or the Notes without notice to or consent of any Holder:

(a)  to cure any ambiguity, defect or inconsistency; provided that such amendment or supplement does not adversely affect the rights of any Holder;

(b)  to comply with Article Five;

(c)  to provide for uncertificated Notes in addition to or in place of certificated Notes;

(d)  to make any other change that does not materially adversely affect the rights of any Holders hereunder or under the Collateral Documents;

(e)  to comply with any requirements of the SEC in connection with the qualification of this Indenture under the TIA; or

(f)  to provide for future guarantees as provided by Section 4.19; provided that in any such case the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 9.01.

SECTION 9.02. With Consent of Holders.

Subject to Section 6.07, the Company, when authorized by a Board Resolution, and the Trustee, together, with the written consent of the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Notes, may amend or supplement this Indenture or the Notes, without notice to any other Holders. Subject to Section 6.07, the Holder or Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with any provision of this Indenture or the Notes without notice to any other Holder. However, without the consent of each Holder affected, no amendment, supplement or waiver, including a waiver pursuant to Section 6.04, may:

(a)  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of this Indenture, the Notes or the Collateral Documents;

(b)  reduce the rate of, or extend the time for payment of, interest, including defaulted interest, on any Note ;

(c)  reduce the principal amount of any Note or any premium thereon;

(d)  change the Maturity Date of any Note , or alter the redemption provisions or the repurchase provisions in this Indenture, the Notes or the Collateral Documents in a manner adverse to any Holder;

(e)  waive a default in the payment of the principal of, interest on, or redemption payment or repurchase payment required hereunder with respect to, any Note , including without limitation, a failure to make payment when required upon a Change of Control or after an Asset Sale;

(f)  make any changes in any provisions relating to waivers of defaults, the ability of the Holders to enforce their rights under this Indenture, the Notes, the Collateral Documents or this Section 9.02;

(g)  make the principal of, or the interest on any Note payable in money other than as provided for in this Indenture and the Notes as in effect on the date hereof;

(h)  affect the ranking of the Notes in a manner adverse to the Holders or release all or substantially all of the Collateral; or after the Company’s obligation to purchase the Notes arises thereunder, amend, modify or change the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or an Asset Sale Offer in the event of an Asset Sale or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.

In addition to the foregoing, except as expressly permitted by this Indenture (including in Sections 10.03, 10.04 and 10.05), no portion of the Collateral may be released without the consent of the Holders of at least 75% in aggregate principal amount of the then outstanding Notes.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

SECTION 9.03. Compliance with TIA.

From the date on which the Indenture is qualified under the TIA, every amendment, waiver or supplement of this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.04. Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note , even if notation of the consent is not made on any Note . However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice to the Trustee or the Company received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. Notwithstanding the above, nothing in this paragraph shall impair the right of any Holder under § 316(b) of the TIA.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (9) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note .

SECTION 9.05. Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note , the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee To Sign Amendments, Etc.

The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture.

ARTICLE TEN

COLLATERAL DOCUMENTS

SECTION 10.01. Collateral and Collateral Documents.

(a)  In order to secure the due and punctual payment of principal of and interest and premium, if any, on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of , premium, if any, and interest (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Company to the Holders or the Trustee under this Indenture and the Notes, the Company and the Collateral Agent have simultaneously with the execution of this Indenture entered into the Collateral Documents, pursuant to which the Company has granted to the Collateral Agent for the benefit of the Trustee and the Holders a first priority Lien on and security interest in the Collateral and a second priority security interest on the Credit Agreement Collateral described in clause (a) of the definition thereof. The Collateral Agent and the Company hereby agree that the Collateral Agent holds the Collateral as a secured party or mortgagee, as the case may be, in trust for the benefit of the Trustee, in its capacity as trustee, and for the ratable benefit of the Holders pursuant to the terms of the Collateral Documents. The Collateral Agent is authorized and directed to enter into each of the Collateral Documents.

(b)  Each Holder, by accepting a Note , consents and agrees to all of the terms and provisions of the Collateral Documents, as the same may be in effect from time to time or may be amended from time to time in accordance with the provisions of the Collateral Documents and this Indenture, and authorizes and directs the Collateral Agent to act as mortgagee or secured party with respect thereto.

(c)  As set forth in and governed by the Collateral Documents, as among the Holders of Notes, the Collateral as now or hereafter constituted shall be held for the equal and ratable benefit of the Holders of the Notes without preference, priority or distinction of any thereof over any other by reason of difference in time of issuance, sale or otherwise, as security for the Notes.

SECTION 10.02. Recording; Priority; Opinions, Etc.

(a)  The Company shall at its sole cost and expense perform any and all acts and execute any and all documents (including the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other statute, rule or regulation of any applicable federal, state or local jurisdiction, including any filings in local real estate land record offices, which are necessary or advisable and shall do such other acts and execute such other documents as may be required under any of the Collateral Documents, from time to time, in order to grant, perfect and maintain in favor of the Collateral Agent for the benefit of the Trustee and the Holders a valid and perfected Lien on the Collateral with the priority set forth in Section 10.01(a), subject only to the Liens permitted by the Collateral Documents and to fully preserve and protect the rights of the Trustee and the Holders under this Indenture.

The Company shall from time to time promptly pay and satisfy all mortgage and financing and continuation statement recording and/or filing fees, charges and taxes relating to this Indenture and the Collateral Documents, any amendments thereto and any other instruments of further assurance. Without limiting the generality of the foregoing covenant, in the event at any time the Collateral Agent or the Trustee shall determine that additional mortgage recording, transfer or similar taxes are required to be paid to perfect or continue any Lien on any Collateral, the Company shall pay such taxes promptly upon demand by the Collateral Agent or the Trustee.

(b)  The Company shall, with respect to (i) below, promptly after the initial issuance of the Notes, and with respect to (ii) below, upon qualification of this Indenture under the TIA, furnish to the Trustee:

(i)  Opinion(s) of Counsel either (a) to the effect that, in the opinion of such counsel, this Indenture and the grant of a security interest in the Collateral intended to be made by the Collateral Documents and all other instruments of further assurance, including financing statements, have been properly recorded and filed to the extent necessary to perfect the Lien on the Collateral created by the Collateral Documents and reciting the details of such action, and stating that as to the Liens created pursuant to the Collateral Documents, such recordings and filings are the only recordings and filings necessary to give notice thereof and that no re-recordings or refilings are necessary to maintain such notice (other than as stated in such opinion), or (b) to the effect that, in the opinion of such counsel, no such action is necessary to perfect such Lien;

(ii)  on May 1 in each year beginning with May 1, 2007, an Opinion of Counsel, dated as of such date, either (a) to the effect that, in the opinion of such counsel, such action has been taken with respect to the recordings, registerings, filings, re-recordings, re-registerings and refilings of all financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of each of the Collateral Documents and reciting with respect to such Liens the details of such action or referencing prior Opinions of Counsel in which such details are given, and stating that all financing statements and continuation statements have been executed and filed that are necessary fully to preserve and protect the rights of the Holders and the Trustee hereunder and under each of the Collateral Documents with respect to the Liens, or (b) to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Liens.

SECTION 10.03. Release of Collateral.

Except as otherwise permitted by Sections 10.04 and 10.05, the Collateral Agent shall not release Collateral from the Lien of the Collateral Documents unless such release is in accordance with the provisions of this Section 10.03 and of the Collateral Documents. To the extent applicable, the Company shall cause TIA § 314(d) relating to the release of property or Liens to be complied with.

(a)  Satisfaction and Discharge; Defeasance. The Company shall be entitled to obtain a full release of all of the Collateral from the Lien of this Indenture and the Collateral Documents upon compliance with all of the conditions precedent for satisfaction and discharge of this Indenture set forth in Section 8.01 or for defeasance pursuant to Section 8.02. Upon delivery by the Company to the Trustee and to the Collateral Agent of an Officers’ Certificate and an Opinion of Counsel, each to the effect that all of the conditions precedent have been complied with (which may be the same Officers’ Certificate and Opinion of Counsel required by Article Eight), the Trustee shall take all necessary action, at the request and expense of the Company, to release and reconvey to the Company all of the Collateral, and shall deliver such Collateral in its possession to the Company including the execution and delivery of releases or waivers whenever necessary.

(b)  Sales of Collateral Permitted by Section 4.16. The Company shall be entitled to obtain a release of all or any part of the Collateral (other than Trust Moneys) (the “Released Assets”) subject to an Asset Sale upon compliance with the condition precedent that the Company shall have delivered to the Trustee and to the Collateral Agent the following:

(i)  Release Notice. A notice (each, an “Asset Sale Release Notice”), which shall (A) refer to this Section 10.03, (B) attach all the documents referred to below, (C) describe with particularity the Released Asset, (D) specify the value of such Released Asset on a date within 60 days of the Asset Sale Release Notice (the “Valuation Date”), (E) certify that the purchase price received is equal to the Fair Market Value of the Released Asset as of the date of such release, (F) state that the Released Asset will not interfere with or impede the Trustee’s ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral, (G) confirm the sale of, or an agreement to sell, such Released Interest in a bona fide sale to a Person that is not an Affiliate of the Company or, in the event that such sale is to an Affiliate, confirm that such sale is being made in accordance with Section 4.11, (H) be accompanied by a counterpart of the instruments proposed to give effect to the release fully executed and acknowledged (if applicable) by all parties thereto other than the Collateral Agent;

(ii)  Officers’ Certificate and Opinion of Counsel. An Officers’ Certificate and an Opinion of Counsel, each stating that (A) such Asset Sale covers only the Released Asset and complies with the terms and conditions of an Asset Sale pursuant to Section 4.16, (B) all Net Cash Proceeds from the sale of the Released Asset will be applied pursuant to Section 4.16, (C) there is no Default or Event of Default in effect or continuing on the date thereof, (D) the release of the Released Asset will not result in a Default or Event of Default and (E) all conditions precedent to such release have been complied with;

(iii)  Regarding Real Property. If the Released Asset is only a portion of a discrete parcel of Real Property, evidence that a title company shall have committed to issue an endorsement to the title insurance policy relating to the affected Mortgaged

Property confirming that after such release, the Lien of the applicable Mortgage continues unimpaired as a perfected Lien having the priority set forth in Section 10.01(a) upon the remaining Mortgaged Property subject only to Prior Liens;

(iv)  Proceeds of Asset Sale. The Net Cash Proceeds and other non-cash consideration received from the Asset Sale required to be delivered to the Trustee pursuant to Section 4.16; and

(v)  Other Documents. Upon qualification of this Indenture under the TIA, all documentation required by TIA § 314(d).

(c)  Release of Real Property Permitted by Section 4.23. The Company shall be entitled to obtain a release of any part of the Collateral constituting Released Real Property upon compliance with the condition precedent that the Company shall have delivered to the Trustee and to the Collateral Agent the following:

(i)  Release Notice. A notice (each, a “Real Property Release Notice”) which shall (A) refer to this Section 10.03, (B) attach all the documents referred to below, (C) describe with particularity the Released Real Property, (D) specify the value of such Released Real Property on a date within 60 days of the Real Property Release Notice (the “Real Property Valuation Date”), (E) state that the Released Real Property will not interfere with or impede the Trustee’s ability to realize the value of the remaining Collateral, is not necessary for the proper and efficient operation of the Mortgaged Property or for the compliance by the Mortgaged Property with any applicable law, code or ordinance, including any Environmental Law, and is not an integral part of the Company’s operations as conducted at the Mortgaged Property on the Issue Date, and (F) be accompanied by a counterpart of the instruments proposed to give effect to the release fully executed and acknowledged (if applicable) by all parties thereto other than the Collateral Agent;

(ii)  Officers’ Certificate and Opinion of Counsel. An Officers’ Certificate and an Opinion of Counsel, each stating that (A) there is no Default or Event of Default in effect or continuing on the date thereof, (B) the Real Property to be released constitutes Released Real Property, (C) the release of the Released Real Property will not result in a Default or Event to Default and (D) all conditions precedent to such release have been complied with;

(iii)  Title Insurance. Evidence that a title company shall have committed to issue an endorsement to the title insurance policy relating to the affected Mortgaged Property confirming that after such release, the Lien of the applicable Mortgage continues unimpaired as a perfected Lien with the priority set forth in Section 10.01(a) hereof upon the remaining Mortgaged Property, subject only to Prior Liens; and

(iv)  Other Documents. Upon qualification of this Indenture under the TIA, all documentation required by TIA § 314(d).

Upon compliance with the conditions set forth in (b) or (c) above, and the delivery by the Company of such other documents that the Trustee or the Collateral Agent may reasonably require, the Collateral Agent shall execute, acknowledge (if applicable) and deliver to the Company such counterpart within 10 Business Days after receipt by the Trustee of an Asset Sale Release Notice or Real Property Release Notice, as applicable, and the satisfaction of the applicable requirements of this Section 10.03.

At any time when a Default or an Event of Default shall have occurred and be continuing, no release of Collateral pursuant to the provisions of this Indenture or the Collateral Documents shall be effective as against the Holders of the Notes.

SECTION 10.04. Disposition of Collateral Without Release.

(a)  So long as no Default or Event of Default shall have occurred and be continuing, the Company may, without any release or consent by the Collateral Agent or the Trustee, sell or otherwise dispose of any machinery, equipment, furniture, apparatus, tools or implements or other similar property which at such time is subject to the Lien of the Collateral Documents, which may have become worn out or obsolete, not exceeding individually, in Fair Market Value, $25,000.00, subject in all cases to the requirements of and restrictions contained in the TIA.

(b)  In the event that the Company has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral which under the provisions of this Section 10.04 may be sold, exchanged or otherwise disposed of by the Company without any release or consent of the Collateral Agent or the Trustee, and the Company requests the Collateral Agent or the Trustee to furnish a written disclaimer, release or quitclaim of any interest in such property under any of the Collateral Documents, the Collateral Agent shall promptly execute (or, if so requested by the Company, shall promptly instruct the Trustee to execute) such an instrument upon delivery to the Trustee of (i) an Officers’ Certificate by the Company reciting the sale, exchange or other disposition made or proposed to be made and describing in reasonable detail the property affected thereby, and stating and demonstrating that such property is property which by the provisions of this Section 10.04 may be sold, exchanged or otherwise disposed of or dealt with by the Company without any release or consent of the Collateral Agent or the Trustee and (ii) an Opinion of Counsel stating that the sale, exchange or other disposition made or proposed to be made was duly made by the Company in conformity with Section 10.04(a) and that the execution of such written disclaimer, release or quitclaim is appropriate to confirm the propriety of such sale, exchange or other disposition under this Section 10.04. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Collateral Agent or the Trustee hereunder as sufficient for the purposes of this Indenture.

SECTION 10.05. Eminent Domain and Other Governmental Takings.

Subject to the provisions of the Collateral Documents, upon the occurrence of a Taking or should any of the Collateral be sold pursuant to the exercise by the United States of America or any State, municipality or other governmental authority of any right which any of them may then have to purchase, or to designate a purchaser or to order a sale of, all or any part of the Collateral, the Trustee shall release the property subject to such Taking or purchase, but only upon receipt by the Trustee of the following:

(a)  an Officers’ Certificate stating that a Taking has occurred with respect to such property and the amount of the Net Award therefor, or that such property has been sold pursuant to a right vested in the United States of America or a state, municipality or other governmental authority to purchase, or to designate a purchaser or order a sale of such property and the amount of the proceeds of such sale, and that all conditions precedent herein provided for relating to such release have been complied with;

(b)  any Net Award, to be held as Trust Moneys subject to the disposition thereof pursuant to Article Eleven and the applicable Collateral Documents; provided, however, that in lieu of all or any part of such Net Award, the Company shall have the right to deliver to the Trustee a certificate of the trustee, mortgagee or other holder of a Prior Lien on all or any part of the property to be released, stating that such Net Award, or a specified portion thereof, has been deposited with such trustee, mortgagee or other holder pursuant to the requirements of such Prior Lien, in which case the balance of the award, if any, shall be delivered to the Trustee; and

(c)  an Opinion of Counsel substantially to the effect:

(i)  that a Taking has occurred with respect to such property or such property has been sold pursuant to the exercise of a right vested in the United States of America or a State, municipality or other governmental authority to purchase, or to designate a purchaser or order a sale of, such property;

(ii)  in the case of any Taking, that the Net Award for the property so taken has become final or that the Board of Directors of the Company has determined that an appeal from such award is not advisable in the interests of the Company or the Holders of the Notes;

(iii)  in the case of any such sale, that the amount of the proceeds of the property so sold is not less than the amount to which the Company is legally entitled under the terms of such right to purchase or designate a purchaser, or under the order or orders directing such sale, as the case may be;

(iv)  in the event that, pursuant to Section 10.05(b), the Net Award for such property or the proceeds of such sale, or a specified portion thereof, shall be certified to have been deposited with the trustee, mortgagee or other holder of a Prior Lien, that the property to be released, or a specified portion thereof, is or immediately before such Taking or purchase was subject to such Prior Lien, and that such deposit is required by such Prior Lien; and

(v)  that the instrument or the instruments and the Net Award or proceeds of such sale which have been or are therewith delivered to and deposited with the Trustee conform to the requirements of this Indenture and any of the Collateral Documents and that, upon the basis of such application, the Collateral Agent and the Trustee are permitted by the terms hereof and of the Collateral Documents to execute and deliver the release requested, and that all conditions precedent herein provided for relating to such release have been complied with.

In any proceedings for the Taking or purchase or sale of any part of the Collateral, by eminent domain or by virtue of any such right to purchase or designate a purchaser or to order a sale, the Trustee may be represented by counsel who may be counsel for the Company. Subject to the provisions of the Collateral Documents, all cash or Cash Equivalents received by the Trustee pursuant to this Section 10.05 shall be held by the Trustee as Trust Moneys under Article Eleven subject to application as therein provided. Subject to the provisions of the Collateral Documents, all purchase money and other obligations received by the Trustee pursuant to this Section 10.05 shall be held by the Trustee as Collateral subject to application as provided in Section 10.13.

SECTION 10.06. Trust Indenture Act Requirements.

The release of any Collateral, whether pursuant to any provision of this Article Ten or Article Eleven, from any of the Collateral Documents or the release of, in whole or in part, the Liens created by any of the Collateral Documents, will not be deemed to impair the Lien of the Collateral Documents in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to the applicable Collateral Documents and pursuant to the terms hereof. The Trustee and each of the Holders acknowledge that a release of Collateral or Liens strictly in accordance with the terms of the Collateral Documents and the terms hereof will not be deemed for any purpose to be an impairment of the Liens created pursuant to the Collateral Documents in contravention of the terms of this Indenture. Without limitation, the Company and each other obligor on the Notes shall cause TIA § 314(d) relating to the release of property or securities from the Liens of each hereof and of the Collateral Documents to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an officer of the Company, except in cases which TIA § 314(d) requires that such certificate or opinion be made by an independent Person.

SECTION 10.07. Suits To Protect Collateral.

Subject to the provisions of the Collateral Documents, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Collateral or be prejudicial to the interests of the Holders or the Trustee).

SECTION 10.08. Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article Ten to be sold be under obligation to ascertain or inquire into the authority of the Company to make any such sale or other transfer.

SECTION 10.09. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article Ten upon the Company with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or of any officer or officers thereof required by the provisions of this Article Ten.

SECTION 10.10. Determinations Relating to Collateral.

In the event (i) the Trustee or the Collateral Agent shall receive any written request from the Company under any Collateral Document for consent or approval with respect to any matter or thing relating to any Collateral or the Company’s obligations with respect thereto (including the determination as to whether any portion of the Collateral constitutes Released Collateral) or (ii) there shall be due to or from the Trustee or the Collateral Agent under the provisions of any Collateral Document any performance or the delivery of any instrument or (iii) the Trustee or the Collateral Agent shall become aware of any nonperformance by the Company of any covenant or any breach of any representation or warranty of the Company set forth in any Collateral Document, then, in each such event, the Trustee or the Collateral Agent, as applicable, shall be entitled to hire experts, consultants, agents and attorneys to advise the Trustee on the manner in which the Trustee should respond to such request or render any requested performance or response to such nonperformance or breach. The Trustee shall be fully protected in the taking of any action recommended or approved by any such expert, consultant, agent or attorney or agreed to by a majority of Holders pursuant to Section 6.05.

SECTION 10.11. Form and Sufficiency of Release.

In the event that the Company has sold, exchanged, or otherwise disposed of or propose to sell, exchange or otherwise dispose of any portion of the Collateral which under the provisions of Sections 10.03 and 10.05 may be sold, exchanged or otherwise disposed of by the Company, and the Company requests the Trustee or the Collateral Agent to furnish a written disclaimer, release or quitclaim of any interest in such property under any of the Collateral Documents, the Collateral Agent shall promptly execute (or, if so requested by the Company, shall promptly instruct the Trustee to execute) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Trustee hereunder as sufficient for the purposes of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture and the Collateral Documents.

SECTION 10.12. Possession and Use of Collateral.

Subject to and in accordance with the provisions of this Indenture and the Collateral Documents, so long as no Default or Event of Default shall have occurred and be continuing, the Company shall have the right to remain in possession and retain exclusive control of the Collateral, to operate, manage, develop, use and enjoy the Collateral and to collect, receive, use, invest and dispose of the reversions, remainders, rates, interest, rents, issues, profits, revenues, proceeds and other income thereof (other than Trust Moneys).

SECTION 10.13. Disposition of Obligations Received.

All purchase money or other obligations received by the Trustee under this Article Ten shall be held by the Trustee, as a part of the Collateral. Upon payment in cash or Cash Equivalents by or on behalf of the Company or the obligor thereof to the Trustee of the entire unpaid principal amount of any such obligation, to the extent not constituting Net Cash Proceeds from an Asset Sale which may possibly be required, through the passage of time or otherwise, to be used to purchase Notes pursuant to Section 4.16, the Trustee shall promptly release and transfer such obligation and any mortgage securing the same upon receipt of any documentation that the Trustee may reasonably require. Any cash or Cash Equivalents received by the Trustee in respect of the principal of any such obligations shall be held by the Trustee as Trust Moneys under Article Eleven subject to application as therein provided. Unless and until the Notes are accelerated pursuant to Section 6.02, all interest and other income on any such obligations, when received by the Trustee, shall be paid to the Company from time to time in accordance with Section 11.07. If the Notes have been accelerated pursuant to Section 6.02, any such interest or other income not theretofore paid, when collected by the Trustee, shall be applied by the Trustee, as the case may be, in accordance with Section 6.10.

SECTION 10.14. Release upon Termination of the Company’s Obligations.

In the event that the Company delivers an Officers’ Certificate certifying that the provisions of Sections 8.01 or 8.02 have been complied with, the Trustee shall (i) execute and deliver such releases, termination statements and other instruments as the Company may reasonably request evidencing the termination of the Liens created by the Collateral Documents and (ii) not be deemed to hold the Liens for the benefit of the Holders.

ARTICLE ELEVEN

APPLICATION OF TRUST MONEYS

SECTION 11.01. “Trust Moneys” Defined.

Subject to the provisions of the Collateral Trust Intercreditor Agreement, all cash or Cash Equivalents received by the Trustee in accordance with the terms of this Indenture and the Collateral Documents:

(a)       upon the release of property from the Lien of the Collateral Documents, including all moneys received in respect of the principal of all purchase money, governmental or other obligations; or

(b)  as Net Proceeds upon the Destruction of all or any part of the Collateral (other than any liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it); or

(c)  as a Net Award or Net Awards upon the Taking of all or any part of the Collateral; or

(d)  as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Collateral Documents or otherwise; or

(e)  pursuant to the Mortgage; or

(f)  for application under this Article Eleven as elsewhere provided in this Indenture or the Collateral Documents, or whose disposition is not elsewhere otherwise specifically provided for herein or in the Collateral Documents;

(all such moneys being herein sometimes called “Trust Moneys”; provided, however, that Trust Moneys shall not include any property deposited with the Trustee pursuant to Section 3.06 or Article Eight or delivered to or received by the Trustee for application in accordance with Section 6.10) shall be held by the Trustee for the benefit of the Holders as a part of the Collateral and, upon any entry upon or sale or other disposition of the Collateral or any part thereof pursuant to the Collateral Documents, said Trust Moneys shall be applied in accordance with Section 6.10; but, prior to any such entry, sale or other disposition, all or any part of the Trust Moneys may be withdrawn, and shall be released, paid or applied by the Trustee, from time to time as provided in this Article Eleven.

On the Issue Date there shall be established and, at all times hereafter until this Indenture shall have terminated, there shall be maintained with the Trustee an account which shall be entitled the “Collateral Account” (the “Collateral Account”). The Collateral Account shall be established and maintained by the Trustee at its corporate trust offices. All Trust Moneys which are received by the Trustee shall be deposited in the Collateral Account and thereafter shall be held, applied and/or disbursed by the Trustee in accordance with the terms of this Article Eleven.

SECTION 11.02. Withdrawals of Insurance Proceeds and Condemnation Awards.

Subject to the provisions of the Collateral Documents, to the extent that any Trust Moneys consist of either (i) any Net Proceeds or (ii) any Net Award or the proceeds for any of the Collateral subject to a Taking sold pursuant to the exercise by the United States of America or any state, municipality or other governmental authority of any right which it may then have to purchase, or to designate a purchaser or to order a sale of any part of the Collateral, such Trust Moneys may be withdrawn by the Company and shall be paid by the Trustee upon a request by a Company Order to reimburse the Company for expenditures made, or to pay costs incurred, by the Company to repair, rebuild or replace the property destroyed, damaged or taken, upon receipt by the Trustee of the following:

(a)  an Officers’ Certificate of the Company, dated not more than 30 days prior to the date of the application for the withdrawal and payment of such Trust Moneys:

(i)  that expenditures have been made, or costs incurred, by the Company in a specified amount for the purpose of making certain repairs, rebuildings and replacements of the Collateral, which shall be briefly described, and stating the fair value thereof to the Company at the date of the expenditure or incurrence thereof by the Company;

(ii)  that no part of such expenditures or costs has been or is being made the basis for the withdrawal of any Trust Moneys in any previous or then pending application pursuant to this Section 11.02;

(iii)  that there is no outstanding Indebtedness, other than costs for which payment is being requested, for the purchase price or construction of such repairs, rebuildings or replacements, or for labor, wages, materials or supplies in connection with the making thereof, which, if unpaid, might become the basis of a vendors’, mechanics’, laborers’, materialmen’s, statutory or other similar Lien upon any of such repairs, rebuildings or replacements, which Lien might, in the opinion of the signers of such certificate, materially impair the security afforded by such repairs, rebuildings or replacements;

(iv)  that the property to be repaired, rebuilt or replaced is necessary or desirable in the conduct of the Company’s business;

(v)  whether any part of such repairs, rebuildings or replacements within six months before the date of acquisition thereof by the Company has been used or operated by any Person other than the Company in a business similar to that in which such property has been or is to be used or operated by the Company, and whether the fair value to the Company, at the date of such acquisition, of such part of such repairs, rebuildings or replacement is at least $25,000, and 1% of the aggregate principal amount of the outstanding Notes and, if all of such facts are present, such part of said repairs, rebuildings or replacements shall be separately described and it shall be stated that an Appraiser’s or Independent Financial Adviser’s certificate as to the fair value to the Company of such separately described repairs, rebuildings or replacements will be furnished under paragraph (b) of this Section 11.02;

(vi)  that no Default or Event of Default shall have occurred and be continuing; and

(vii)  that all conditions precedent herein provided for relating to such withdrawal and payment have been complied with; (b) all documentation required under TIA § 314(d); (c) (i) In case any part of such repairs, rebuildings or replacements constitutes Real Property:

(1)  with respect to any such repairs, rebuildings or replacements that are not encompassed within or are not erected upon Mortgaged Property, an instrument or instruments in recoverable form sufficient for the Lien of this

Indenture and any mortgage to cover such repairs, rebuildings or replacements which, if such repairs, rebuildings or replacements include leasehold or easement interests, shall include normal and customary provisions with respect thereto and evidence of the filing of all such documents as may be necessary to perfect such Liens;

(2)  a policy of title insurance (or a commitment to issue title insurance) insuring that the Lien of this Indenture and any Mortgage constitutes a direct and valid and perfected mortgage Lien (of the priority contemplated in Section 10.01(a) hereof) on such repairs, rebuildings or replacements in an aggregate amount equal to the fair value of such repairs, rebuildings or replacements, together with such endorsements and other opinions as are contemplated in Section 10.02(b), or with respect to any such repairs, rebuildings or replacements that are encompassed within or erected upon Mortgaged Property an endorsement to the title insurance policy issued pursuant to Section 10.02(b) regarding the affected Mortgaged Property confirming that such repairs, rebuildings or replacements are encumbered by the Lien of the applicable Mortgage;

(3)  in the event that such repairs, rebuildings or replacements have a fair value in excess of $100,000.00, a Survey with respect thereto; and

(4)  evidence of payment or a closing statement indicating payments to be made by the Company of all title premiums, recording charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of counsel for the Trustee (and any local counsel), that may be incurred to validly and effectively subject such repairs, rebuildings or replacements to the Lien of any applicable Collateral Document and to perfect such Lien; and

(viii)    in case any part of such repairs, rebuildings or replacements constitutes Personal property interests:

(1)  an instrument in recoverable form sufficient for the Lien of the Note Agreement to cover such repairs, rebuildings or replacements; and

(2)  evidence of payment or a closing statement indicating payments to be made by the Company of all filing fees, recording charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of counsel for the Trustee (and any local counsel), that may be incurred to validly and effectively subject such repairs, rebuildings or replacements to the Lien of any Collateral Document; and

(b) an Opinion of Counsel substantially stating:

(i)  that the instruments that have been or are therewith delivered to the Trustee conform to the requirements of this Indenture and the Collateral Documents, and that, upon the basis of such request of the Company and the accompanying documents specified in this Section 11.02, all conditions precedent herein provided for relating to such withdrawal and payment have been complied with, and the Trust Moneys whose withdrawal is then requested may be lawfully paid over under this Section 11.02;

(ii)  that the Company has acquired title to said repairs, rebuildings and replacements at least equivalent to its title to the property destroyed, damaged or taken, and that the same and every part thereof are free and clear of all Liens prior to the Lien of any Collateral Documents, except Liens of the type permitted under the applicable Collateral Document to which the property so destroyed, damaged or taken shall have been subject at the time of such destruction, damage or taken;

(iii)  that all of the Company’s right, title and interest in and to said repairs, rebuildings or replacements, or combination thereof, are then subject to the Lien of the Collateral Documents.

Upon compliance with the foregoing provisions of this Section 11.02, the Trustee shall pay on the written request of the Company an amount of Trust Moneys of the character aforesaid equal to the amount of the expenditures or costs stated in the Officers’ Certificate required by clause (i) of subsection (a) of this Section 11.02, or the fair value to the Company of such repairs, rebuildings and replacements stated in such Officers’ Certificate (or in such Appraiser’s or Independent Financial Advisor’s certificate, if required), whichever is less.

SECTION 11.03. Withdrawal of Trust Moneys on Basis of Retirement of Notes.

(a)  Except with respect to Trust Moneys received pursuant to Section 10.03(b) and subject to release pursuant to Section 11.03(b) and Section 11.04, and as otherwise permitted or required by the Collateral Documents, the Trustee shall apply Trust Moneys from time to time to the payment of the principal of and interest on any Notes, on any Maturity Date or to the redemption thereof or the purchase thereof upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, including pursuant to a Change of Control Offer under Section 4.15 or an Asset Sale Offer pursuant to Section 4.16, as the Company shall request in writing, upon receipt by the Trustee of the following:

(i)  a Board Resolution of the Company directing the application pursuant to this Section 11.03 of a specified amount of Trust Moneys and, if any such moneys are to be applied to payment, designating the Notes so to be paid and, in case any such moneys are to be applied to the purchase of Notes, prescribing the method of purchase, the price or prices to be paid and the maximum principal amount of Notes to be purchased and any other provisions of this Indenture governing such purchase;

(ii)  cash in the maximum amount of the accrued interest, if any, required to be paid in connection with any such purchase, which cash shall be held by the Trustee, in trust for such purpose;

(iii)  an Officers’ Certificate, dated not more than 5 Business Days prior to the date of the relevant application, stating (A) that no Default or Event of Default exists unless such Default or Event of Default would be cured thereby, and (B) that all conditions precedent and covenants herein provided for relating to such application of Trust Moneys have been complied with; and

(iv)  an Opinion of Counsel stating that the documents and the cash or Cash Equivalents, if any, which have been or are therewith delivered to and deposited with the Trustee conform to the requirements of this Indenture and that all conditions precedent herein provided for relating to such application of Trust Moneys have been complied with.

Upon compliance with the foregoing provisions of this Section 11.03(a), the Trustee shall apply Trust Moneys as directed and specified by such Board Resolution, up to, but not exceeding, the principal amount of the Notes so paid or purchased, using the cash deposited pursuant to paragraph (ii) of this Section 11.03(a), to the extent necessary, to pay any accrued interest required in connection with such purchase.

(b)  To the extent that any Trust Moneys consist of Trust Moneys received by the Trustee pursuant to the provisions of Section 4.16 and the Company has made an Asset Sale Offer which is not fully subscribed to by the Holders, the Trust Moneys remaining after completion of the Asset Sale Offer may be withdrawn by the Company and shall be paid by the Trustee to the Company (or as otherwise directed by the Company) upon a Company Order to the Trustee and upon receipt by the Trustee of the following:

(i)  A notice which shall (A) refer to this Section 11.03(b) and (B) describe with particularity the Asset Sale from which such Trust Moneys were held as Collateral, the amount of Trust Moneys applied to the purchase of Notes pursuant to the Asset Sale Offer and the remaining amount of Trust Moneys to be released to the Company;

(ii)  An Officers’ Certificate certifying that (A) the release of the Trust Moneys complies with the terms and conditions of Section 4.16, (B) there is no Default or Event of Default in effect or continuing on the date thereof, (C) the release of the Trust Moneys will not result in a Default or Event of Default hereunder, and (D) all conditions precedent and covenants herein provided relating to such release have been complied with;

(iii)  All documentation required under TIA 314(d); and

(iv)  An Opinion of Counsel stating that the documents that have been or are therewith delivered to the Collateral Agent and the Trustee conform to the requirements of this Indenture and that all conditions precedent herein provided for relating to such application of Trust Moneys have been complied with.

SECTION 11.04. Withdrawal of Trust Moneys for Reinvestment.

To the extent that any Trust Moneys consist of Net Cash Proceeds received by the Trustee pursuant to the provisions of Section 4.16, and the Company intends to reinvest such Net Cash Proceeds in a Related Business Investment (the “Released Trust Moneys”), such Trust Moneys may be withdrawn by the Company and shall be paid by the Trustee to the Company (or as otherwise directed by the Company) upon a Company Order to the Trustee and upon receipt by the Trustee of the following:

(a)  A notice which shall (i) refer to this Section 11.04, (ii) contain all documents referred to below, (iii) describe with particularity the Released Trust Moneys and the Asset Sale from which such Released Trust Moneys were held as Collateral, (iv) describe with particularity the Related Business Investment to be made with respect to the Released Trust Moneys and (v) be accompanied by a counterpart of the instruments proposed to give effect to the release fully executed and acknowledged (if applicable) by all parties thereto other than the Trustee;

(b)  An Officers’ Certificate certifying that (i) the release of the Released Trust Moneys complies with the terms and conditions of Section 4.16, (ii) there is no Default or Event of Default in effect or continuing on the date thereof, (iii) the release of the Released Trust Moneys will not result in a Default or Event of Default hereunder and (iv) all conditions precedent and covenants herein provided for relating to such release and application of the Released Trust Moneys have been complied with;

(c)  If the Related Business Investment to be made is an investment in Real Property:

(i)  an instrument or instruments in recordable form sufficient for the Lien of any Mortgage to cover such Real Property which, if the Real Property is a leasehold or easement interest, shall include normal and customary provisions with respect thereto and evidence of the filing of all such financing statements and other instruments as may be necessary to perfect such Liens;

(ii)  a policy of title insurance (or a commitment to issue title insurance) insuring that the Lien of this Indenture and any Mortgage constitutes a direct and valid and perfected mortgage Lien of the priority contemplated in Section 10.01(a) on such Real Property in an aggregate amount equal to the fair value of the Real Property, together with an Officers’ Certificate stating that any specific exceptions to such title insurance are Permitted Liens, together with such endorsements and other opinions as are contemplated by Section 11.2(b)(ii);

(iii)  in the event such Real Property has a fair value in excess of $250,000, a Survey with respect thereto; and

(iv)  evidence of payment or a closing statement indicating payments to be made by the Company of all title premiums, recording charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of one counsel for the Trustee (and any local counsel), that may be incurred to validly and effectively subject the Real Property to the Lien of any applicable Collateral Document to perfect such Lien; and

(d)  If the Related Business Investment is Personal property interest:

(i)  an instrument in recordable form, if necessary, sufficient for the Lien of any applicable Collateral Document to cover such Personal property interest; and

(ii)  evidence of payment or a closing statement indicating payments to be made by the Company of all filing fees, recording charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of one counsel for the Trustee (and any local counsel), that may be incurred to validly and effectively subject the Related Business Investment to the Lien of any Collateral Document.

(e)  All documentation required under TIA § 314(d); and

(f)  An opinion of counsel stating that the documents that have been or are therewith delivered to the Collateral Agent and the Trustee conform to the requirements of this Indenture and that all conditions precedent herein provided for relating to such application of Trust Moneys have been complied with.

Upon compliance with the foregoing provisions of this Section, the Trustee shall apply the Released Trust Moneys as directed and specified by the Company.

SECTION 11.05. Powers Exercisable Notwithstanding Default or Event of Default.

In case a Default or an Event of Default shall have occurred and shall be continuing, the Company, while in possession of the Collateral (other than cash, Cash Equivalents, securities and other Personal property held by, or required to be deposited or pledged with, the Trustee hereunder or under the Collateral Documents), may do any of the things enumerated in Sections 11.02, 11.03 and 11.04 if the Holders of a majority in aggregate principal amount of the Notes outstanding, by appropriate action of such Holders, shall consent to such action, in which event any certificate filed under any of such Sections shall omit the statement to the effect that no Default or Event of Default has occurred and is continuing. This Section 11.05 shall not apply, however, during the continuance of an Event of Default of the type specified in Section 6.01(1) or (2).

SECTION 11.06. Powers Exercisable by Trustee or Receiver.

In case the Collateral (other than any cash, Cash Equivalents, securities and other Personal property held by, or required to be deposited or pledged with, the Trustee hereunder or under the Collateral Documents) shall be in the possession of a receiver or trustee lawfully appointed, the powers hereinbefore in this Article Eleven conferred upon the Company with respect to the withdrawal or application of Trust Moneys may be exercised by such receiver or trustee, in which case a certificate signed by such receiver or trustee shall be deemed the equivalent of any Officers’ Certificate required by this Article Eleven. If the Trustee shall be in possession of any of the Collateral hereunder or under any of the Collateral Documents, such powers may be exercised by the Trustee, in its discretion.

SECTION 11.07. Investment of Trust Moneys.

All or any part of any Trust Moneys held by the Trustee shall from time to time be invested or reinvested by the Trustee in any Cash Equivalents pursuant to the written direction of the Company, which shall specify the Cash Equivalents in which such Trust Moneys shall be invested and the maturity date of such investment. Unless an Event of Default occurs and is continuing, any interest on such Cash Equivalents (in excess of any accrued interest paid at the time of purchase) that may be received by the Trustee shall be forthwith paid to the Company. Such Cash Equivalents shall be held by the Trustee as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents.

The Trustee shall not be liable or responsible for any loss resulting from such investments or sales except only for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct in complying with this Section 11.07.

                                            ARTICLE TWELVE

                                            MISCELLANEOUS

SECTION 12.01. TIA Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

SECTION 12.02. Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, or overnight courier addressed as follows:

if to the Company:

WCI Steel, Inc.
1040 Pine Avenue, S.E.
Warren, OH 44482
Attention: Chief Financial Officer
Telephone: 330-841-8301
Fax: 330-841-8387

with a copy to:

McDermott Will & Emery LLP
28 State Street
Boston, MA 02109-1775
Attention: Dennis J. White, Esq.
Telephone: 617-535-4011
Fax: 617-535-3800

if to the Trustee or the Collateral Agent:

Wilmington Trust Company
Rodney Square North
1100 Market Street
Wilmington, DE 19890
Attention: Corporate Trust Administrator
Telephone: (302) 636-6436
Fax: (302) 636-4145

Each of the Company, the Trustee and the Collateral Agent by written notice to each other such Person may designate additional or different addresses for notices to such Person. Any notice or communication to the Company, the Trustee or the Collateral Agent shall be deemed to have been given or made as of the date so delivered, if Personally delivered; when answered back, if telexed; when receipt is acknowledged, if faxed; and five (5) calendar days after mailing, if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

Any notice or communication mailed to a Holder, including any notice delivered in connection with TIA § 310(b), TIA § 313(c), TIA § 314(a) and TIA § 315(b), shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 12.03. Communications by Holders with Other Holders.

Holders may communicate pursuant to TIA §. 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA § 312(c).

SECTION 12.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a)  an Officers’ Certificate, in form and substance satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)  an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)  a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)  a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)  a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with.

SECTION 12.06. Rules by Trustee, Paying Agent, Registrar.

The Trustee may make reasonable rules in accordance with the Trustee’s customary practices for action by or at a meeting of Holders. The Paying Agent or Registrar may make reasonable rules for its functions.

SECTION 12.07. Legal Holidays.

A “Legal Holiday” used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions in New York, New York or at such place of payment are not required to be open. If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

SECTION 12.08. Governing Law.

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Indenture.

SECTION 12.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10. No Recourse Against Others.

A director, officer, employee, stockholder or Affiliate, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

SECTION 12.11. Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 12.12. Duplicate Originals.

All parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

SECTION 12.13. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

WCI STEEL, INC.
                                as Issuer

By:  /s/ Cynthia Bezik
                                Name: Cynthia Bezik
Title: Vice President -- Finance

WILMINGTON TRUST COMPANY,
as Trustee and as Collateral Agent

By:  /s/ Steven Cimalore
Name: Steven Cimalore
Title: Vice President

EXHIBIT A

[Face of Note]

WCI Steel, Inc.

8% Senior Secured Note
due 2016

No.                                                                        $

WCI STEEL, INC., a Delaware corporation (the “Company,” which term includes any successor entity), for value received promises to pay to ______________ or registered assigns, the principal sum of $_________, on May 1, 2016.

Interest Payment Dates: November 1 and May 1.

Record Dates: September 15 and April 15.

To the extent set forth in the Collateral Documents, payment hereof is secured, on an equal and ratable basis with all other Securities, by a valid, perfected security interest in the Collateral (as defined in the Indenture) with the priority contemplated in Section 10.01(a) of the Indenture, the terms of which security interest are more fully set forth in the Collateral Documents.

Reference is made to the further provisions of this Note  contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Dated: May 1, 2006

            WCI STEEL, INC.

            By:__________________________________
            Name:
            Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-mentioned Indenture.

                WILMINGTON TRUST COMPANY,
                    as Trustee

                By_____________________________________
        Authorized Signatory

[Back of Note]

WCI Steel, Inc.

8% Senior Secured Note
due 2016

1. Interest.

WCI Steel, Inc., a Delaware corporation (the “Company”), promises to pay cash interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semi-annually in arrears on November 1 and May 1 of each year (the “Interest Payment Date”), commencing November 1, 2006. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Notes shall mature on the Maturity Date.

The Company shall pay interest on overdue principal and interest on overdue installments of interest, to the extent lawful, at a rate equal to 12% per annum.

2. Method of Payment.

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). However, the Company may pay principal and interest by wire transfer of Federal funds, or interest by its check payable in such U.S. Legal Tender. The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address. If this Note is a Global Note, all payments in respect of this Note will be made to the Depositary or its nominee in immediately available funds in accordance with customary procedures established from time to time by the Depositary.

3. Paying Agent and Registrar.

Initially, Wilmington Trust Company (the “Trustee”), will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders.

4. Indenture.

The Company issued the Notes under an Indenture, dated as of May 1, 2006 (the “Indenture”), by and between the Company and the Trustee. This Note is one of a duly authorized issue of Notes of the Company designated as its 8% Senior Secured Notes due 2016 (the “Notes”), limited (except as otherwise provided in the Indenture) in aggregate principal amount to $100,000,000. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code

§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and said Act for a statement of them. The Notes are general secured obligations of the Company limited in aggregate principal amount to $100,000,000.

5. Registration Rights

Certain Holders in whose hands the Notes will not be freely tradable on the Issue Date are parties to the Registration Rights Agreement, dated as of May 1, 2006, by and between such Holders and the Company (the “Registration Rights Agreement”). Such Holders are entitled to the benefits of the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed that it will, at its expense, (a) use its reasonable best efforts to (i) file a registration statement (the “Resale Registration Statement”) with the SEC with respect to resales of the Notes held by such Holders or include the Notes in a registration statement filed by the Company with respect to its securities (together with the Resale Registration Statement, a “Company Registration Statement”), (ii) cause such Company Registration Statement to be declared effective by the SEC, and (iii) keep such Company Registration Statement effective under the Securities Act until the earliest of (A) the distribution of the Notes and (B) 180 days from the effective date of the Company Registration Statement, and (b) use its reasonable best efforts to (i) file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to the exchange of the Notes held by the Holders for a like principal amount of notes registered under the Securities Act (the “Exchange Offer”) within one calendar year after the Issue Date, (ii) cause such Exchange Offer Registration Statement to be declared effective by the SEC within 120 days following the filing of the Exchange Offer Registration Statement, (iii) keep such Exchange Offer Registration Statement effective under the Securities Act until the closing of the Exchange Offer and (iv) cause the Exchange Offer to be consummated not later than 240 days following the filing of the Exchange Offer Registration Statement.

6. Optional Redemption.

The Notes may be redeemed, in whole or in part, at the option of the Company, at any time, at a Redemption Price equal to 100% of the principal amount of Notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) Any such redemption shall be made in accordance with the procedures set forth in the Indenture.

7. Notice of Redemption.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address. Notes in denominations larger than $1 may be redeemed in part.

Except as set forth in the Indenture, from and after any Redemption Date, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless the Company defaults in the payment of such Redemption Price, the Notes called for redemption will cease to bear interest and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

8. Change of Control Offer.

Upon the occurrence of a Change of Control, upon the satisfaction of the conditions set forth in the Indenture, the Company shall be required to offer to purchase all of the then outstanding Notes pursuant to a Change of Control Offer at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of purchase. Holders of Notes which are the subject of such an offer to repurchase shall receive an offer to repurchase and may elect to have such Notes repurchased in accordance with the provisions of the Indenture pursuant to and in accordance with the terms of the Indenture.

9. Limitation on Disposition of Assets.

Under certain circumstances, the Company is required to apply the net proceeds from Asset Sales to repurchase Notes at a price equal to 100% of the aggregate principal amount thereof, plus accrued interest to the date of purchase.

10. Collateral Documents.

In order to secure the due and punctual payment of the principal of and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same will be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Company has granted security interests in and Liens on the Collateral owned by it to the Trustee for the benefit of the Holders of Notes pursuant to the Indenture and the Collateral Documents. The Notes will be secured by Liens on and security interests in the Collateral with the priority contemplated in Section 10.01(a) of the Indenture and are subject to certain permitted encumbrances.

Each Holder, by accepting a Note, agrees to all of the terms and provisions of the Collateral Documents, as the same may be amended from time to time pursuant to the respective provisions thereof and the Indenture.

The Trustee and each Holder acknowledge that a release of any of the Collateral or any Lien strictly in accordance with the terms and provisions of the Collateral Documents and the terms and provisions of the Indenture will not be deemed for any purpose to be an impairment of the security under the Indenture.

11. Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in denominations of $1 and integral multiples of $1. A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes or portions thereof selected for redemption. No service charge shall be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

12. Persons Deemed Owners.

The registered Holder of a Note shall be treated as the owner of it for all purposes.

With respect to Global Notes, the Depositary may grant proxies and otherwise authorize its direct or indirect Participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder of a Note is entitled to give or take under this Indenture.

13. Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

14. Discharge Prior to Redemption or Maturity.

The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of money or U.S. Government Obligations sufficient to pay when due principal of, and premium, if any, and interest on the Notes to maturity or redemption, as the case may be.

15. Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Securities, comply with Article Five of the Indenture, register the Notes under the Registration Rights Agreement or comply with any requirements of the SEC in connection with the qualification of the Indenture under the TIA, or make any other change that does not adversely affect the rights of any Holder of a Note.

16. Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, incur additional Indebtedness or Liens, make payments in respect of its Capital Stock and merge or consolidate with any other Person and sell, lease, transfer or otherwise dispose of substantially all of certain of its properties or assets. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

17. Successors.

When a successor assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor will be released from those obligations.

18. Defaults and Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding may declare all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

19. Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

20. No Recourse Against Others.

No stockholder, director, officer, employee or incorporator, as such, of the Company shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Securities.

21. Authentication.

This Note shall not be valid until the Trustee or authenticating agent manually signs the certificate of authentication on this Note.

22. Governing Law.

The Laws of the State of New York shall govern this Note and the Indenture.

23. Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

24. CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company will cause CUSIP numbers to be printed on the Notes immediately prior to the qualification of the Indenture under the TIA as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

25. Indenture.

Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture. Requests may be made to: WCI Steel, Inc., 1040 Pine Avenue, SE, Warren, Ohio 44483-6528, Attention: Chief Financial Officer.

[FORM OF ASSIGNMENT]

I or we assign this Note to

(Print or type name, address and zip code of assignee)
Please insert Social Security or other
identifying number of assignee

_______________________________________

and irrevocably appoint _______________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:____________________ Signed:____________________________

______________________________________________________________
    (Sign exactly as your name appears on the front of this Note )

Signature Guarantee:__________________________________________

[OPTION OF HOLDER TO ELECT PURCHASE]

If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, check the appropriate box:

Section 4.15 [ ]

Section 4.16 [ ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount:

                $

Date: __________                              Signature:____________________________
(Sign exactly as your name
appears on the front of
this Note )

Signature Guarantee:______________________________________